UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Under §240.14(a)-12

IKANOS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IKANOS COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2011

1:30 P.M. PACIFIC DAYLIGHT TIME

We cordially invite you to attend the 2011 annual meeting of stockholders of Ikanos Communications, Inc. The meeting will be held on Tuesday, June 7, 2011 at 1:30 p.m., Pacific Daylight Time, at 47669 Fremont Boulevard, Fremont, CA 94538. At the meeting we will:

1.	Elect the Class III directors who have been previously nominated for a term of three years or until their successors are duly elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2012;

3.	Approve the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 99,000,000 to 150,000,000;

4.	Approve an amendment to our Amended and Restated 2004 Equity Incentive Plan (Plan) to increase the number of shares of our common stock reserved for issuance under the Plan by 4,000,000 shares;

5.	Conduct an advisory vote on our executive compensation;

6.	Conduct an advisory vote on the frequency of holding an advisory vote on our executive compensation; and

7.	Transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice of Annual Meeting of Stockholders. Stockholders who owned our common stock as of the close of business on Monday, April 18, 2011, may vote at the meeting. Even if you plan to attend the meeting, we request that you vote your shares as promptly as possible.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of this proxy statement and our 2010 Annual Report. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by telephone or via the Internet. If you requested a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided along with the card. Stockholders of record attending the meeting may vote in person, even if you have already voted your shares by telephone, via the Internet or by returning a proxy card or voting instruction card.

Sincerely,

/s/ DENNIS BENCALA
Dennis Bencala Chief Financial Officer & Vice President of Finance and Secretary

Fremont, California

April 26, 2011

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING	1
QUESTIONS AND ANSWERS	2
— Why are we providing the proxy materials?	2
— What information is contained in these materials?	2
— What proposals will be voted on at the Annual Meeting?	2
— What are the Board’s voting recommendations?	2
— Who can vote at the Annual Meeting?	3
— What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
— How many votes does Ikanos need to hold the Annual Meeting?	3
— How are votes counted?	3
— What is the voting requirement to approve each of the proposals?	4
— Can I vote my shares by filling out and returning the Notice?	4
— How can I vote my shares in person at the Annual Meeting?	4
— How can I vote my shares without attending the Annual Meeting?	4
— How can I change my vote after I revoke or return my proxy card?	5
— Where can I find the voting results of the Annual Meeting?	5
— Who are the proxies and what do they do?	5
— What does it mean if I receive more than one Notice?	5
— What happens if additional proposals are presented at the Annual Meeting?	6
— Who will bear the cost of soliciting votes for the Annual Meeting?	6
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS	7
CORPORATE GOVERNANCE AND OTHER MATTERS	8
PROPOSALS TO BE VOTED ON
— PROPOSAL ONE—Election of Directors	11
— PROPOSAL TWO—Ratification of Appointment of Independent Auditors	22
— PROPOSAL THREE—To Approve the Restatement of our Certificate of Incorporation to Increase the Number of Shares of our Authorized Common Stock from 99,000,000 to 150,000,000	23
— PROPOSAL FOUR—Approval of the Amendment to the Amended and Restated Ikanos 2004 Equity Incentive Plan	25
— PROPOSAL FIVE—Advisory Vote on Our Executive Compensation	34
— PROPOSAL SIX—Advisory Vote on Frequency for Holding an Advisory Vote on Our Executive Compensation	35
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT	36
EXECUTIVE COMPENSATION	38
— Compensation Discussion and Analysis	38
— Compensation Committee Interlocks and Insider Participation	46
— Compensation Committee Report	47
— Summary Compensation Table	48
— Grants of Plan Based Awards	49
— Outstanding Equity Awards	50
— Option Exercises and Stock Vested	51
— Pension Benefits and Nonqualified Deferred Compensation	51
— Post-Employment/Change-in-Control Payments	52
OTHER INFORMATION	57
Section 16(a) Beneficial Ownership Reporting Compliance	57
Certain Relationships and Related Person Transactions	57
Indemnification and Insurance	58
REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS	59
OTHER MATTERS	60

Annex I —Restated Certificate of Incorporation
Annex II—Amended and Restated 2004 Equity Incentive Plan

IKANOS COMMUNICATIONS, INC.

PROXY STATEMENT

FOR THE

2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors (Board) of Ikanos Communications, Inc. (Ikanos or the Company) is soliciting proxies for the 2011 annual meeting of stockholders to be held at our principal executive offices at 47669 Fremont Boulevard, Fremont, CA 94538 on Tuesday, June 7, 2011, at 1:30 p.m., Pacific Daylight Time (the Annual Meeting). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Internet Availability of Proxy Materials

Under the rules adopted by the U.S. Securities and Exchange Commission (SEC), we are now furnishing proxy materials to our stockholders via the Internet, rather than mailing printed copies of those materials to each stockholder. You will not receive a printed copy of the proxy materials unless you request one. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials (the Notice).

We anticipate that the Notice will be mailed to stockholders on or about April 26, 2011.

Costs of Solicitation

We will pay the costs of soliciting proxies from stockholders. We are required to request brokers and nominees who hold our common stock in their name to furnish our proxy materials to beneficial owners of such common stock. We will reimburse such firms and nominees for their reasonable expenses in forwarding the proxy materials to these beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on April 18, 2011 (Record Date), are entitled to vote at the Annual Meeting. On the Record Date, 68,185,536 shares of our common stock were outstanding and held of record. The closing price of our common stock on the NASDAQ Global Market on the Record Date was $1.17 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why are we providing the proxy materials?

A:	Our Board is providing these proxy materials to you in connection with the Annual Meeting, which will take place on Tuesday, June 7, 2011, at 1:30 p.m., Pacific Daylight Time. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are six proposals scheduled to be voted on at the Annual Meeting:

Proposal One	Election of the Class III directors.
Proposal Two	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2012.
Proposal Three	Approval of the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 99,000,000 to 150,000,000.
Proposal Four	Approval of an amendment to our Amended and Restated 2004 Equity Incentive Plan (the Plan) to increase the number of shares of our common stock reserved for issuance under by 4,000,000.
Proposal Five	Advisory vote on our executive compensation.
Proposal Six	Advisory vote on the frequency of the advisory vote on our executive compensation.

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote your shares as follows:

Proposal One	FOR the election of each nominee for Class III director for a term of three years or until their successors are duly elected and qualified.
Proposal Two	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Independent Auditors) for the fiscal year ending January 1, 2012.
Proposal Three	FOR the approval of the Restated Certificate to increase the number of authorized shares of our common stock from 99,000,000 to 150,000,000.
Proposal Four	FOR the approval of the amendment to our Plan to increase in the number of shares of our common stock reserved for issuance under our Plan by 4,000,000.
Proposal Five	FOR the approval, on an advisory basis, of our executive compensation.
Proposal Six	3 YEARS for the frequency of the advisory vote on our executive compensation.

Q:	Who can vote at the Annual Meeting?

A:	All stockholders who owned shares of our common stock at the close of business on the Record Date may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date on all matters to be voted on. Stockholders do not have the right to cumulate votes. As of the close of business on the Record Date, 68,185,536 shares of our common stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name, which is referred to as being beneficially owned. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (Transfer Agent), you are considered the stockholder of record with respect to those shares and the Notice is being sent directly to you by our Transfer Agent. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the Annual Meeting. You may vote by telephone or via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?” If you request a printed copy of the proxy material, you will be mailed a proxy card for you to use.

Beneficial Ownership—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a legal proxy from your broker or nominee in order to vote at the Annual Meeting. Your broker or nominee has provided you with a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You also may vote by telephone or via the Internet as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How many votes does Ikanos need to hold the Annual Meeting?

A:	A majority of our outstanding shares as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	voted by telephone, via the Internet or have properly submitted a proxy card.

Q:	How are votes counted?

A:	You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board. You may vote for either “1 YEAR,” “2 YEARS,” “3 YEARS” OR “ABSTAIN” on the advisory vote on the frequency of holding an advisory vote on our executive compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals. If you abstain from voting on a proposal, it has the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote for “3 YEARS” for Proposal Six and “FOR” each of the other proposals described above.

The term broker non-votes refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on certain non-routine matters, including Proposals One, Four, Five, and Six, and accordingly may not vote on such matters absent instructions from the beneficial holder. Consequently, there likely will be broker non-votes on these proposals. Broker non-votes are counted for the purpose of establishing a quorum for the Annual Meeting as described above under the caption “How many votes does Ikanos need to hold the Annual Meeting” but are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted.

Q:	What is the voting requirement to approve each of the proposals?

A:	With respect to Proposal One (the election of our directors), two of the three nominees are elected by a plurality vote, and therefore the two individuals receiving the highest number of “FOR” votes will be elected. One of the nominees is elected by the vote of the Tallwood Investors as described under the caption “Proposal One—Election of Directors—General.” Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. With respect to Proposal Six (the frequency of the stockholder advisory vote to approve our executive compensation), the option receiving the highest number of votes will be considered, on an advisory basis, to be the preferred frequency for holding an advisory vote on our executive compensation. All other proposals submitted for stockholder approval require the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and voting at the Annual Meeting (Votes Cast). Broker non-votes are not considered to be Votes Cast with respect to a particular item.

Q:	Can I vote my shares by filling out and returning the Notice?

A:	No. The Notice does, however, provide instructions on how to vote by telephone or via the Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you have requested a paper copy of the proxy card, please bring the proxy card or proof of identification to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. This will not limit your right to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee in order to vote at the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting.

BY TELEPHONE OR VIA THE INTERNET—If you hold your shares directly as a registered stockholder of record and you have telephone or Internet access, you may submit your proxy by telephone or via the Internet.

If your shares are registered in the name of a broker or a bank, a number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in an account with a broker or a bank participating in the

Broadridge Financial Solutions program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ voting website (www.proxyvote.com).

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 6, 2011. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

BY MAIL—If you request printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker or nominee, and mailing it in the provided pre-paid return envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. Your proxy must be received by 11:59 p.m. Eastern Time on June 6, 2011.

Q:	How can I change my vote after I revoke or return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by voting by telephone or via the Internet, either of which must be completed by 11:59 p.m. Eastern Time on June 6, 2011 (your latest telephone or Internet proxy is counted); by signing and submitting a new proxy card with a later date; or by attending the Annual Meeting and voting in person. Attending the Annual Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting. If our final voting results are not available within four business days after the Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	Who are the proxies and what do they do?

A:	A proxy is your legal designation of another person to vote on your behalf. The two persons named as proxy holders, John H. Quigley, our President & Chief Executive Officer, and Dennis Bencala, our Chief Financial Officer, were designated by our Board. By voting as provided above, you are giving the proxies the authority to vote your shares in the manner you indicate when you vote by telephone, via the Internet or as indicated on your proxy card. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit your proxy, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One, Two, Three, Four, and Five and for “3 YEARS” on Proposal Six.

Q:	What does it mean if I receive more than one Notice?

A:

You may receive more than one Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please follow the instructions for all Notices you receive. If you share an address with another stockholder and received only one Notice and would like to request a Notice, please send your request to Investor Relations, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538 or to ir@ikanos.com or call us at (510) 438-5360. You may also contact us if you received multiple copies of the Notice and would prefer to receive a single copy in the future.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the six proposals described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our Board or the Nominating and Corporate Governance Committee.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to any mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may retain the services of a third party firm to aid in the solicitation of proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at next year’s annual meeting of stockholders. Stockholders may also recommend candidates for election to our Board. See “Corporate Governance and Other Matters-Consideration of Stockholder Recommendations and Nominations.” Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), some stockholder proposals may be eligible for inclusion in our 2012 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than December 28, 2011, which is the date 120 calendar days prior to the anniversary of the date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2012 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination for candidates for election to our Board that the stockholder does not seek to include in our 2012 proxy statement pursuant to Rule 14a-8 of the Exchange Act may be submitted in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than January 26, 2012 for the 2012 annual meeting of stockholders, which is 90 calendar days prior to the anniversary of the date of this Proxy Statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day notice of the date of the Annual Meeting was mailed or public disclosure was made, whichever occurs first.

As described in our Bylaws, the stockholder notice must set forth the following: a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; the name and address, as they appear on our books, of the stockholder proposing such business; the class and number of our shares that are beneficially owned by the stockholder; any material interest of the stockholder in such business; and any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in such stockholder’s capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2012 annual meeting. In addition to the notice above, when seeking to include a nomination, the stockholder must also include: the name, age, business address and residence address of the nominee; the principal occupation or employment of the nominee; the class and number of shares of the corporation that are beneficially owned by the nominee; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

CORPORATE GOVERNANCE AND OTHER MATTERS

Board Independence

Our Board is the ultimate decision-making body for Ikanos, except with respect to those matters reserved for the approval of stockholders. Our Board has reviewed the independence of each director and director nominee, and concluded that, other than John H. Quigley, current directors Diosdado Banatao, Danial Faizullabhoy, Frederick Lax, R. Douglas Norby, George Pavlov, and James Smaha have had no material relationship with Ikanos or any of its subsidiaries or affiliates and, therefore, are independent under the listing rules of the NASDAQ Stock Market (the NASDAQ Rules).

Effective August 24, 2009, pursuant to the Securities Purchase Agreement dated April 21, 2009 (the Securities Purchase Agreement), by and among us, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership (collectively, the Tallwood Investors or Tallwood), and the terms of our Certificate of Designation of Series A Preferred Stock (Certificate of Designation), the Tallwood Investors appointed Mr. George Pavlov as a Class I director, Mr. James Smaha as a Class II director, and Mr. Diosdado Banatao to our Board as a Class III director.

Our Board has determined that all directors serving as members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the NASDAQ Rules and the rules of the SEC.

Consideration of Stockholder Recommendations and Nominations

The Nominating and Corporate Governance Committee of our Board will consider both recommendations and nominations from stockholders for candidates to our Board. A stockholder who desires to recommend a candidate for election to our Board shall direct the recommendation in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, and shall follow the rules set forth by the SEC and meet the deadlines and other requirements set forth in our Bylaws. See “Deadline for Receipt of Stockholder Proposals” above. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, recommendations for nominations must be received on or before the deadline for receipt of stockholder proposals. See “Deadline for Receipt of Stockholder Proposals.” A recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, other commitments and personal references.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee uses the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the Nominating and Corporate Governance Committee from other sources.

•	In its evaluation of director candidates, including the members of our Board eligible for re-election, the Nominating and Corporate Governance Committee will consider the following:

¡	The current size and composition of our Board and the needs of our Board, including the committees of our Board.

¡

Such factors as character, integrity, judgment, diversity of experience, diversity of personal background that may enable a candidate to offer unique perspectives relevant to our business, independence, area of expertise, corporate experience, potential conflicts of interest, other commitments and the like, and length of service with respect to candidates eligible for re-election. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

¡	Other factors that the Nominating and Corporate Governance Committee may consider appropriate.

•	The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on our Board:

¡	The highest personal and professional ethics and integrity.

¡	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

¡	Skills that are complementary to those of the existing Board members.

¡	The ability to assist and support management and make significant contributions to our success.

¡	An understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•

If the Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Corporate Governance Committee, our Board or management.

•	The Nominating and Corporate Governance Committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.

Stockholder Communication with our Board of Directors

As our stockholder, you may contact any of our directors by writing to them by certified mail to the Board of Directors, c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538. Any stockholder communication directed to our Board (other than concerns regarding questionable accounting or auditing matters, which will be directed directly to the Audit Committee) will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” the Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication, and forward a copy of the stockholder communication and draft response to the chairperson of the Nominating and Corporate Governance Committee. The summary and response will become part of the stockholder communications log maintained with respect to all stockholder communications. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the chairperson of the Nominating and Corporate Governance Committee for appropriate action.

At least quarterly, or more frequently as may be appropriate, the Nominating and Corporate Governance Committee will forward copies of all such original stockholder communications along with the related memos and responses to our Board for review.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all our employees. Our Code of Business Conduct and Ethics is available at our investor relations website at http://www.ikanos.com/investor/governance/. The information on our website does not form any part of this report. Any waiver or amendment to our Code of

Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer and other officers providing financial information will be disclosed on our website at www.ikanos.com or in a Current Report on Form 8-K filed with the SEC. Currently, there are no waivers or amendments.

Board Leadership Structure

Our Board has determined that having a non-management, independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of our Company, including the oversight of risks, and active participation of the independent directors in setting agendas and establishing priorities and procedures for our Board. An independent Chairman of the Board allows our Board to have an independent perspective, which works in tandem with the viewpoint of our Chief Executive Officer, to provide robust review of our business and strategies. The Chairman of the Board has the following responsibilities:

•	presiding over all meetings of our Board;

•	preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of our Board;

•	calling and presiding over meetings of the independent directors; and

•

working with the Chairman of the Nominating and Corporate Governance Committee to oversee our Board’s process for annual director self-assessment and evaluation of our Board and of the Chief Executive Officer.

Attendance by Board Members at the Annual Meeting of Stockholders

We do not have a policy regarding director attendance at the Annual Meeting of Stockholders, however, our Board is encouraged to attend the annual meeting. All directors serving on our Board at the time of our 2010 Annual Meeting of Stockholders attended our 2010 Annual Meeting of Stockholders except for one director.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have authorized seven directors and our Board currently consists of seven members. Our Board is divided into three classes, with Class I and II each composed of two directors and Class III composed of three directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting.

The current composition of our Board is as follows:

Class III Directors (term expiring at this Annual Meeting)	Diosdado Banatao John H. Quigley R. Douglas Norby

Class I Directors (serving until 2012 annual meeting)	Frederick Lax George Pavlov

Class II Directors (serving until 2013 annual meeting)	Danial Faizullabhoy James Smaha

Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal. There are no family relationships among any of our directors and executive officers. All of the directors, including the Class III nominees, are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them “FOR” two of the three Class III nominees, Mr. Quigley and Mr. Norby. In the event that the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy. We are not aware of any reason that the nominees will be unable or will decline to serve as directors. Our Board recommends a vote “FOR” the election of Mr. Quigley and Mr. Norby as Class III nominees.

The third nominee for Class III director, Mr. Banatao, will be elected by the Tallwood Investors pursuant to the terms of our Certificate of Designation (the Tallwood Nominee). One of the Tallwood Investors, Tallwood Partners III, L.P., controls the single outstanding voting share of our Series A Preferred (the Voting Share). As the holder of the Voting Share, Tallwood Partners III, along with the other Tallwood Investors, has the right to elect three members out of seven members to our Board while the Tallwood Investors hold at least 35% of our outstanding common stock. If at any time the Tallwood Investors’ ownership in our common stock falls below 35%, they will promptly notify us, the number of directors the Tallwood Investors are entitled to elect to our Board will be reduced proportionally, and if required under the terms of the Certificate of Designation, one or more Tallwood-elected directors will resign. The Tallwood Investors appointed Diosdado Banatao and George Pavlov to our Board in August 2009, and James Smaha to our Board in April 2010. Mr. Banatao’s term expires at this Annual Meeting, and the Tallwood Investors have informed us that Mr. Banatao is the Tallwood Nominee and they intend to re-elect Mr. Banatao as a director.

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships

The names of the members of our Board, including the Class III nominees, their ages as of February 28, 2011 and certain other information about them including any legal or administrative proceedings if applicable, are set forth below.

Diosdado Banatao**	Age: 64

Director Since: August 2009

Chairman of the Board

Committee: Member of the Strategic Committee

Principal Occupation: Founder and Managing Partner of Tallwood Venture Capital (Tallwood) since July 2000. From April 2010 to July 2010, Mr. Banatao served as Interim President & CEO of Ikanos Communications, Inc. From April 2008 to June 2009, Mr. Banatao served as Interim Chief Executive Officer of SiRF Technology Holdings, Inc., a publicly-traded company that was acquired by CSR plc in June 2009 (SiRF). From October 2006 to August 2007, Mr. Banatao served as Interim President and Chief Executive Officer of Inphi Corporation. Prior to forming Tallwood, Mr. Banatao was a venture partner at the Mayfield Fund, a venture capital firm, from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Graphics Ltd in 1989, Chips & Technologies, Inc. in 1985 and Mostron in 1984.

Education: B.S.E.E. from the Mapua Institute of Technology in the Philippines and an M.S. in Electrical Engineering from Stanford University.

Board Member: Mr. Banatao has served as Chairman of the Board of Inphi Corporation since December 2000. Mr. Banatao served on the board of directors of CSR plc, a public company traded on the London Stock Exchange, from July 2009 to October 2010, and SiRF prior to its acquisition by CSR plc, from February 1995 to June 2009, and Sequoia Communications from March 2003 to September 2009. Mr. Banatao also serves on the boards of directors of Alphion Corporation, Pixim Inc., Quintic Corporation, T-RAM Semiconductor, Inc., Wave Semiconductor and Wilocity Ltd., each a private company.

Mr. Banatao’s background as an engineer, as well as a senior manager of, board member of, and investor in numerous semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations. Mr. Banatao was appointed to our Board by the Tallwood Investors and serves at their discretion.

Danial Faizullabhoy	Age: 49

Director Since: July 2001

Committees: Member of the Audit Committee and the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee

Principal Occupation: President and Chief Executive Officer of BroadLogic Network Technologies, Inc., a video-processing mixed signal semiconductor design and supply company, since July 2006.

From July 1998 to July 2006, Mr. Faizullabhoy held various positions at Walden International Investment Group, a venture capital firm, including Venture Consultant, Venture Partner and Managing Director. From 1986 to 1998, Mr. Faizullabhoy held various positions at Adaptec Inc., including Applications Engineer, Product/Marketing Manager, and Vice President and General Manager of its Target and Optical peripheral solutions group. Prior to that, Mr. Faizullabhoy was a design engineer at Production Automation.

Education: B.S.E.E. from Norwich University and a M.B.A. degree from Santa Clara University.

Board Member: BroadLogic Network Technologies, Inc., a private company, from December 1998 to present and currently a member of the Board of Trustees of Norwich University, a non-profit organization. Mr. Faizullabhoy also served on the board of directors of the following private companies: Matisse Networks, Inc. from May 2001 to April 2007, Sierra Atlantic, Inc. from July 1999 to April 2007 and Airtight Networks, Inc. from March 2004 to April 2007.

Mr. Faizullabhoy brings an important breadth of perspective and experience to our Board, based upon his exposure to numerous technology companies through his role at Walden International Investment Group. In addition, his operational and financial experience as Chief Executive Officer of BroadLogic Network Technologies, Inc. enables him to provide us with insights related to the communications semiconductor industry.

Frederick M. Lax	Age: 58

Director Since: January 2008

Committees: Chairman of the Audit Committee and Member of the Compensation Committee and the Nominating and Corporate Governance Committee

Principal Occupation: Since 2006, Mr. Lax has worked as an independent communications executive advisor. From February 2001 to January 2006, Mr. Lax was employed by Tekelec Inc., a developer of next-generation switching and signaling telecommunications and network performance management technology, serving initially as its Chief Operating Officer and subsequently as President and Chief Executive Officer. Prior to his tenure at Tekelec, Mr. Lax held a number of senior executive positions within Bell Laboratories which was part of AT&T, Inc. from June 1974 to September 1996 and Lucent Technologies from September 1996 to January 2001.

Education: B.S.E.E. from the University of Notre Dame and a M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Board Member: Tekelec Inc., a public company, from February 2003 to January 2006. Chairman of the Board at Argent Networks, Ltd., a private company, from April 2006 to February 2008.

Mr. Lax has a long tenure in the communications systems business, including service at certain of our current customers. His insights as a former senior executive and current independent communications executive advisor enable Mr. Lax to provide guidance to our management on a wide variety of governance and operations matters.

R. Douglas Norby*	Age: 75

Director Since: January 2011

Committees: Member of the Audit Committee and the Nominating and Corporate Governance Committee

Principal Occupation: Mr. Norby has been retired since 2006. From 2003 to 2006, Mr. Norby served as the Senior Vice President and Chief Financial Officer for Tessera Technologies, Inc., a public semiconductor intellectual property company. Prior to his experience at Tessera, from 2000 to 2003, Mr. Norby served as the Chief Financial Officer for Zambeel, Inc. and Novalux, Inc., both private early stage companies. Prior to this, Mr. Norby held Executive and Senior Vice President and Chief Financial Officer positions at LSI Logic Corporation from November 1996 to December 2000 and Mentor Graphics Corporation from June 1993 to November 1996.

Education: B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

Board Member: STATS ChipPAC Ltd. and its predecessor from April 2002 to the present, MagnaChip Semiconductor, Ltd. June 2006 to October 2008 and from March 2010 to the present, Alexion Pharmaceuticals, Inc. from September 1999 to the present, Invensense, Inc. from September 2009 to the present, and NEXX Systems, Inc. from November 2006 to the present.

Mr. Norby has more than 25 years of experience working as a financial executive in the technology sector. His diverse background includes a successful track record in both early stage and public companies in a range of industries. He has been a Chief Financial Officer at no fewer than seven technology corporations. He brings to our Board extensive expertise related to the business and financial issues facing global technology companies, as well as an understanding of international business and corporate governance matters.

George Pavlov	Age: 50

Director Since: August 2009

Committee: Chairman of the Compensation Committee

Principal Occupation: Since 2002, Mr. Pavlov has been General Partner of Tallwood. Prior to joining Tallwood, Mr. Pavlov was Chief Executive Officer of eTime Capital from April 2000 to July 2001 and a General Partner and Chief Financial Officer of Mayfield, a venture capital fund, from April 1996 to April 2000. Before the Mayfield fund, Mr. Pavlov was the Chief Financial Officer and Managing Director of Blum Capital Partners from May 1991 to April 1996 and he held several financial and sales management positions at NeXT Computer, Inc. from April 1987 to May 1991.

Education: B.S. in Accounting from Boston College.

Board Member: Alphion Corporation from May 2008 to the present, Inc., Amulaire Thermal Technology Inc. from July 2005 to the present, Chairman of the Board of Astute Networks Inc. from November 2005 to the present, Audience Inc. from December 2003 to the present, Calypto Design Systems Inc. from December 2002 to the present, Chairman of the Board of Crossing Automation Inc. from September 2005 to the present, Quintic Corporation from September 2006 to the present, and SVTC Technologies from March 2007 to the present, each a private company.

With an extensive career as a finance and operations executive, Mr. Pavlov brings to our Board executive leadership, finance, operations and technology industry experience. In addition, with his experience as a director for several companies, he has extensive corporate governance experience. Mr. Pavlov was appointed to our Board by the Tallwood Investors and serves at their discretion.

John H. Quigley*	Age: 54

Director Since: August 2010

Principal Occupation: Mr. Quigley has been our President and Chief Executive Officer since August 2010. Mr. Quigley joined Ikanos in June 2010 as Senior Vice President, Global Engineering. Prior to Ikanos Mr. Quigley was Senior Vice President, Engineering at CSR plc from July 2009 until May 2010. He was Senior Vice President and General Manager at SiRF from January 2007 until July 2009 when SiRF was acquired by CSR plc. From May 2004 until December 2006 Mr. Quigley was Vice President of Engineering at Airgo Networks. He was Global Director of Engineering at Motorola Inc. from August 1991 until May 2004.

Education: B.S. and M.S.E.E. from Colorado State University.

Mr. Quigley has nine issued patents and over 21 publications and conference presentations and over 20 years of research and product development experience in the semiconductor and wireless products industry. As our President and Chief Executive Officer, Mr. Quigley brings to our Board extensive leadership and industry experience, as well as an understanding of our business, research and development activities, operations, employees, risks and management’s current and future plans and strategies.

James Smaha	Age: 75

Director Since: April 2010

Committees: Member of the Audit Committee and Compensation Committee

Principal Occupation: Mr. Smaha’s experience includes over 30 years in the semiconductor industry, including service as President and Executive Vice President of the Semiconductor Group of National Semiconductor Corporation as well as other senior roles at National Semiconductor Corporation from March 1974 to March 1989. Upon retiring in 1989, Mr. Smaha served as an independent consultant, including with S3 Graphics Ltd. and interWAVE Communications International Ltd., a communications company.

Education: B.A. in mathematics from the University of Maine.

Board Member: SiRF from October 2000 to June 2009.

Mr. Smaha brings to our Board the insights of a lengthy career as an engineer and senior executive in large semiconductor companies. Mr. Smaha was appointed to our Board by the Tallwood Investors and serves at their discretion.

*	Denotes nominee for election by the stockholders at the Annual Meeting.
**	Denotes nominee for election by the Tallwood Investors at the Annual Meeting.

Board Meetings

Our Board held 22 meetings, including committee meetings, in fiscal year 2010. During fiscal year 2010, all directors attended at least 75% of the aggregate of the total number of meetings of our Board (held during the period for which he was a director), and the total number of meetings held by all committees of our Board on which such director served (held during the period that such director served). Generally, our non-management directors met without management present each time the full Board convened for a regularly scheduled meeting.

Board Committees

Our Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Committee. Each committee, other than the Strategic Committee, has a written charter that has been approved by our Board or a committee thereof, copies of which can either be viewed at the investor relations section of our website at http://www.ikanos.com/investor/governance/ or may be obtained upon request from us. The table below shows current membership for each of the standing committees of our Board.

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Strategic Committee
Diosdado Banatao	—	—	—	Member
Danial Faizullabhoy	Member	Member	Chair	—
Frederick Lax	Chair	Member	Member	—
R. Douglas Norby	Member	—	Member	—
John H. Quigley	—	—	—	—
George Pavlov	—	Chair	—	—
James Smaha	Member	Member	—	—

Audit Committee. The Audit Committee is responsible for the oversight of our accounting, reporting and internal financial control structure. Among other functions, the Audit Committee is responsible for:

•	Overseeing and monitoring our accounting, financial reporting processes, audits and the integrity of our financial statements;

•

Selecting, engaging and overseeing the work of our independent registered public accounting firm (independent auditors) and reviewing the adequacy of our system of overseeing the independent auditors’ qualifications, independence and performance;

•	Assisting our Board in the oversight and monitoring of our compliance with legal and regulatory requirements;

•	Reviewing our internal accounting and internal financial control structure; and

•

Reviewing our audited financial statements and internal management reports and discussing the statements and reports with management and our independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and independent auditor’s disagreements with management.

Mr. Lax, Chair, joined the committee in March 2008, Mr. Faizullabhoy joined the committee in November 2009, Mr. Norby joined the committee in January 2011 and Mr. Smaha joined the committee in July 2010.

Our Board has determined that each of the members of the Audit Committee is “independent,” as defined under and required by the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act. Mr. Lax was appointed as the Chairperson for the Audit Committee following the resignation of Paul Hansen as a director on June 30, 2010. R. Douglas Norby was appointed a member of the Audit Committee in January 2011. Our Board has determined that Mr. Norby qualifies as an “Audit Committee financial expert” under the federal securities laws and has the “financial sophistication” required under the NASDAQ Rules.

The Audit Committee held 13 meetings in fiscal year 2010.

Compensation Committee. The Compensation Committee is primarily responsible for reviewing and approving general compensation policies, the compensation, benefits, corporate goals and objectives of our Chief Executive Officer and our other executive officers, evaluating the performance of our key executive officers, administering our employee benefit plans and making recommendations to our Board regarding these matters.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used by Ikanos to assist in the evaluation of the compensation of the Chief Executive Officer or other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Our executive officers’ role in determining executive compensation is limited to recommendations made by our Chief Executive Officer to the Committee when they make compensation decisions. From time to time, our Chief Executive Officer and Vice President of Human Resources attend Compensation Committee meetings.

Mr. Pavlov, Chair, joined the committee in August 2009, Mr. Fazullabhoy joined the committee in September 2001, Mr. Lax joined the committee in March 2008 and Mr. Smaha joined the committee in January 2011.

The Compensation Committee held 11 meetings in fiscal year 2010.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, evaluates and recommends, or selects, nominees for our Board and its committees, including reviewing director candidates recommended by our stockholders, conducts searches for appropriate directors, and evaluates the performance of our Board and of individual directors. The Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to our Board and management concerning corporate governance matters.

Mr. Faizullabhoy, Chair, joined the committee in August 2005, Mr. Lax joined the committee in May 2008 and Mr. Norby joined the committee in January 2011.

The Nominating and Corporate Governance Committee held 12 meetings in fiscal year 2010.

Strategic Committee. The Strategic Committee provides guidance to management regarding potential strategic transactions that we evaluate from time to time. Such strategic transactions include, for example, the acquisition of DSL assets from Centillium Communications announced in January 2008 and the acquisition of the Broadband Access product line from Conexant Systems, Inc. in August 2009 (the BBA Acquisition). During 2010, the Strategic Committee included Mr. Banatao and Mr. Gulett but Mr. Gulett resigned from our Board in April 2010 and no longer serves on the Strategic Committee.

Mr. Banatao joined the Strategic Committee in August 2009.

The Strategic Committee held one meeting in fiscal year 2010. The Strategic Committee does not meet regularly and has no formal charter.

The Board of Director’s Role in Risk Oversight

One of our Board’s functions is oversight of risk management at Ikanos. Risk is inherent in business, and our Board in conjunction with the committees seeks to understand and advise management on the appropriate level of risk the business should undertake.

Defining Risk. Our Board and management consider “risk” to be the possibility that an undesirable event could occur that results in a negative outcome or otherwise interferes with the successful accomplishment of a corporate objective. Risks vary in type and magnitude, and often can be obscured by the complexity of a particular business activity. Therefore, our Board and management may not be able to foresee or understand a particular risk to accurately assess the likelihood or magnitude of the potential consequences if the undesirable event actually occurs.

Assessing General Financial Risk. The Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets at regularly scheduled meetings with our Chief Financial Officer, legal counsel for legal and regulatory compliance, and other members of management, and separately in executive sessions with our independent auditors, to discuss and review our financial statements, internal controls, and auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. In addition, the Audit Committee chairman regularly meets between formal Audit Committee meetings with our independent auditors and meets from time to time between formal Audit Committee meetings with the Chief Financial Officer. The Audit Committee also receives regular reports at Audit Committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any.

Assessing Compensation-Related Risk. Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our management assessed the executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices, program analysis to identify risk and risk control related to the programs, and determinations as to the sufficiency of risk identification. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Our compensation philosophy supports the use of base salary and, where appropriate, performance-based compensation. In all cases, the compensation policies and practices are centrally designed and administered. Field sales personnel are paid substantially on a performance basis, consisting of sales commissions and performance objectives.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to Ikanos as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks, are compatible with our effective internal controls and the risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Director Compensation

Our Board determines compensation for the directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board.

Cash Compensation

Our non-employee directors receive an annual Board retainer of $35,000, which includes 10 qualifying meetings. Our non-employee directors also receive, for each additional meeting, $1,500 per in-person meeting and $750 per telephonic meeting. An in-person meeting counts as one qualifying meeting and a telephonic meeting counts as one half of a qualifying meeting. Our non-employee Chairman of the Board also receives an annual retainer of $12,000. The members of the Audit Committee receive an annual retainer of $12,000, which includes up to eight qualifying meetings. The members of the Compensation Committee receive an annual retainer of $5,000, which includes up to six qualifying meetings. The members of the Nominating and Corporate Governance Committee receive an annual retainer of $5,000 and includes up to four qualifying meetings. In addition, the committee chairs receive an additional annual retainer as follows: Audit Committee chair receives $8,000, the Compensation Committee chair receives $6,000 and the Nominating and Corporate Governance Committee chair receives $4,000. For each additional qualifying meeting, each committee member receives an additional $1,000 per in-person meeting and $500 per telephonic meeting.

The cash compensation amounts currently paid to our non-employee directors were approved by our Board in December 2009 and were based on data received from Compensia, Inc., a management consulting firm that provides compensation advisory services, in 2009. Compensia was retained by the Compensation Committee and our Board to advise them regarding prevailing board compensation practices. Compensia reviewed the board compensation packages paid by a peer group of companies (Peer Group). The Peer Group consists of companies principally in the semiconductor business and whose annual revenues generally were similar to our expected revenue for the year although three companies’ annual revenues were substantially higher (Atheros Communications, Emulex, and Zoran) and two companies’ annual revenues were significantly lower (Trident Microsystems and Volterra Semiconductor). Those companies included in the Peer Group are listed below:

• Actel Corporation	• Applied Micro Circuits Corporation

• Atheros Communications, Inc.	• Emulex Corporation

• Entropic Communications, Inc.	• Integrated Silicon Solution, Inc

• IXYS Corporation	• Micrel, Incorporated

• Mindspeed Technologies, Inc.	• Monolithic Power Systems

• NetLogic Microsystems, Inc.	• Oplink Communications, Inc.

• Pericom Semiconductor Corporation	• Power Integrations, Inc.

• Semtech Corporation	• Silicon Image

• Trident Microsystems, Inc.	• Vitesse Semiconductor Corporation

• Volterra Semiconductor Corporation	• Zoran Corporation

Since the Board approved a new director compensation policy at the end of 2009, no adjustments to the policy were made during fiscal year 2010. The Board will review the policy on a regular basis or when market or business conditions warrant a review.

Stock Option Program

Our Amended and Restated 2004 Equity Incentive Plan provides for the automatic grant of options to our non-employee directors. As was approved in December 2009 following the Compensia review of director compensation, each new non-employee director appointed or elected to our Board receives an option to purchase

45,000 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. This first option grant vests at the rate of one-third on the one year anniversary of the vesting commencement date, and 1/12th of the shares each quarter thereafter on the same day of the month as the vesting commencement date, subject to the director continuing to serve as a director on each vesting date. In addition, non-employee directors receive a subsequent option grant immediately following each annual meeting of our stockholders as follows: 10,000 shares if such director has served on our Board for at least one year as of the date of grant; 15,000 shares if such director has served on our Board for at least two years as of the date of grant; 20,000 shares if such director has served on our Board for at least three years as of the date of grant; and 25,000 shares if such director has served on our Board for at least four years as of the date of grant. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director continuing to serve as a director on each vesting date.

At the time of the review in 2009, the revised total director compensation delivered more compensation than our previous Board compensation package but remained below the 50th percentile for the Peer Group against which our Board compensation was measured, and equity value delivered is between the 10th and 25th percentiles. Including service on the various Board committees, our total director compensation rose from under the 10th percentile to just above the 10th percentile.

Each of the options to purchase shares of common stock granted to our non-employee directors are subject to acceleration of vesting upon a change of control pursuant to the provisions of each respective Stock Option Agreement by and between Ikanos and each of our non-employee directors. Pursuant to these provisions, all of the unvested stock options held by each of our non-employee directors will automatically vest in full and become exercisable upon a change of control. Generally, pursuant to these provisions, a change of control means the occurrence of any of the following events:

•	if any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities; or

•	a change in the composition of our Board as a result of which fewer than a majority of the directors are incumbent directors; or

•

our stockholders approve a merger or consolidation of Ikanos with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, or our stockholders approve a plan of complete liquidation of Ikanos or an agreement for the sale or disposition by us of all or substantially all of our assets.

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended January 2, 2011. Mr. Norby joined our Board on January 6, 2011 and therefore received no compensation for the fiscal year ended January 2, 2011.

Director Compensation for Fiscal Year Ended January 2, 2011

Name	Fees Earned or Paid in Cash	Options Awards (2)	Total
Diosdado Banatao	$36,750	$12,771	$49,521
Danial Faizullabhoy	$71,250	$86,713	$157,963
Frederick Lax	$74,250	$46,812	$121,062
George Pavlov	$34,500	$12,771	$47,271
James Smaha	$39,750	$18,366	$58,116
Paul Hansen (1)	$31,000	$29,881	$60,881

(1)	Mr. Hansen resigned as a member of our Board on June 30, 2010.

(2)	In accordance with SEC rules, this column represents the amount recognized as compensation expense by us for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718). Under ASC 718, the compensation expense is the fair value of the stock award or option on the date of grant excluding any estimate of future forfeitures. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when a stock award is exercised.

The full grant date fair value (without regard to vesting provisions) of options granted to each director during fiscal year 2010 is as follows:

Director	Grant Date	Grant Date Fair Value
Danial Faizullabhoy	June 8, 2010	$22,223
Frederick Lax	June 8, 2010	$13,334
James Smaha	April 5, 2010	$74,003
Paul Hansen	June 8, 2010	$22,223

As of January 2, 2011, each director has the following number of options outstanding: Diosdado Banatao 45,000; Danial Faizullabhoy: 156,000; Frederick Lax: 90,000; George Pavlov: 45,000; and James Smaha: 45,000. Paul Hansen resigned effective June 30, 2010 and R. Douglas Norby received his first option grant of 45,000 shares in 2011.

Disclosure Regarding Compensation Consultant

We paid less than $120,000 in fiscal year 2010 to Compensia, Inc. for all compensation advice rendered to the Compensation and Nomination and Governance Committees. In addition, the Nomination and Governance Committee made its decision to retain Compensia to provide advice concerning non-executive director compensation independently from any recommendation or suggestion by management.

Vote Required

With the exception of Mr. Banatao who is the Tallwood Nominee, Mr. Quigley and Mr. Norby shall be elected by a plurality vote. The two Class III stockholder-elected director nominees, other than Tallwood Nominee, who receive the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. The holder of the Voting Share shall elect the Tallwood Nominee as a director. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS III DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm (Independent Auditors) for the fiscal year ending January 1, 2012.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Independent Auditors) is not required by our Bylaws or other applicable legal requirement. However, our Board considers submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to be a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

PricewaterhouseCoopers LLP was originally appointed as our Independent Auditors to perform the annual audit of our financial statements for the fiscal year ended December 31, 2001. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. He will have an opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2010 and 2009:

	2010	2009
Audit fees (1)	$1,028,578	$932,159
Audit-related fees	—	—
Tax fees (2)	118,313	131,775
All other fees	—	—

Total	$1,146,891	$1,063,934

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, audit of the effectiveness of our internal control over financial reporting and review of documents provided in connection with other statutory or regulatory filings. The audit fees for fiscal years 2010 and 2009 represent the amount billed or expected to be billed to us as of the date of this Proxy Statement.
(2)	Represents statutory tax compliance and transfer pricing services.

The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP. During fiscal years 2010 and 2009, 100% of these services were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS) FOR THE FISCAL YEAR ENDING JANUARY 1, 2012.

PROPOSAL THREE

TO APPROVE THE RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF OUR AUTHORIZED COMMON STOCK FROM 99,000,000 TO 150,000,000.

Our Board has adopted, declared advisable and is submitting for stockholder approval a Restated Certificate of Incorporation (Restated Certificate) to increase the number of authorized shares of our common stock from 99,000,000 to 150,000,000, thereby increasing our authorized number of shares of capital stock, including our preferred stock, to 151,000,000. The Restated Certificate would not change the number of authorized shares of preferred stock or the par value per share of any stock. On April 26, 2011, there were 68,185,536 shares of our common stock issued and outstanding. In addition, 17,418,000 shares of our common stock were reserved for issuance in connection with our various employee benefit and compensation plans, and 7,800,000 shares of our common stock were reserved for issuance in connection with a warrant to purchase our common stock. This leaves 5,596,464 shares of common stock available for future use.

Form of the Amendment

If stockholders approve this proposal, our Certificate of Incorporation will be restated to increase the number of shares of common stock we are authorized to issue from 99,000,000 to 150,000,000, thereby increasing our authorized number of capital stock to 151,000,000. The par value $0.001 per share will remain the same. The first paragraph of Article IV of the Restated Certificate would read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is one hundred fifty-one million (151,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.”

The remaining text of Article IV of our Certificate of Incorporation will remain unchanged.

Purpose of the Amendment

Our Board is recommending this increase in authorized shares of common stock primarily to give us appropriate flexibility to issue shares for future corporate needs. The shares may be issued by our Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the NASDAQ Rules. Although there is no present agreement to issue any shares, the newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity, including under our registration statement on Form S-3, or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, including automatic increases in the number of available shares of common stock available under our Plan, employee stock plans and savings plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the Restated Certificate. However, our Board believes that these additional shares will provide us with needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Other than the Tallwood Investors, our stockholders do not have preemptive rights with respect to our common stock. Accordingly, should our Board elect to issue additional shares of common stock, existing stockholders other than the Tallwood Investors would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment

Future issuances of our common stock would have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of us. Our Board is not aware of any attempt, or contemplated attempt, to acquire control of us. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent our Board from taking any appropriate actions not inconsistent with its fiduciary duties.

We would also incur additional Delaware franchise fees, which are based in part on the number of authorized shares.

Effectiveness of the Restated Certificate and Vote Required

If the Restated Certificate is adopted, it will become effective upon the filing of the Restated Certificate with the Secretary of State of the State of Delaware. The Restated Certificate is attached here as Annex I. The adoption of this Restated Certificate requires the approval of a majority of the outstanding shares of common stock entitled to vote.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE RESTATED CERTIFICATE.

PROPOSAL FOUR

APPROVAL OF THE AMENDMENT TO THE

AMENDED AND RESTATED IKANOS 2004 EQUITY INCENTIVE PLAN

Description of the Proposed Amendment

We are seeking approval of an amendment to the Plan. In order to ensure that we will continue to have a sufficient number of shares available to provide employees, consultants and directors with equity awards, our Board unanimously adopted an amendment to the Plan (the Amendment) on April 3, 2011, subject to approval by our stockholders, to increase the number of shares of our common stock available for grant by 4,000,000 shares. If approved by our stockholders, the Amendment will be effective June 7, 2011.

Why We Believe You Should Vote For this Proposal

Equity compensation is needed to compete for talent in the semiconductor industry.

The Plan is the sole active plan for providing equity incentive compensation to eligible employees and non-employee directors. Equity compensation is a significant component of our employee compensation program. If we are unable to grant competitive equity awards to employees, we would need to increase other forms of compensation (such as cash) in order to provide a total compensation package that is competitive with our labor market competitors.

As a semiconductor company, attracting top talent is critical to our success.

We operate in very competitive high-technology markets and have embarked on a broad strategy to expand our business. Key to executing this strategy is: building a world-class work force; developing and reinforcing a culture of solving customer problems; growing the business and delivering excellence in everything we do; and implementing compensation programs that support this culture by directly aligning employee interests with stockholder interests. We believe our practice of granting stock options and other equity awards to employees is essential in helping us meet our mission and has been a strong contributor in securing top talent to drive our business. This is especially the case for us as a semiconductor company, where our single most significant asset is our people. Approval of the proposed Amendment will enable us to build upon our mission as we seek to grow the business.

Equity compensation is needed to retain and motivate our current employees.

Due to the economic difficulties of the last 24 months, nearly all of our employees’ outstanding stock options are “underwater” (meaning they have an exercise price that exceeds our current stock price), compromising our ability to retain and motivate employees. We believe the ability to grant new stock options to our current employees will help retain our employees and motivate them and create value for stockholders.

Equity compensation fosters an ownership culture in which employees think and act like stockholders.

We strongly believe that our equity compensation program fosters an ownership culture in which employees think and act like stockholders. This culture has been integral to our success in the past and will be important to our ability to achieve consistently superior performance in the years ahead. Therefore, we consider approval of the Amendment vital to our future success.

Description of the 2004 Equity Incentive Plan

The Plan was adopted by our Board on June 24, 2004, and was amended and restated on August 3, 2005 and August 21, 2009. A total of 200,000 shares of our common stock were initially authorized for issuance there under, plus any shares returned to the Ikanos 1999 Stock Plan as a result of termination of options or repurchase of shares issued under such plan, and shares added pursuant to automatic, annual increases under the Plan. As of January 3, 2011, approximately 3,700,000 shares remain available for issuance under the Plan, excluding any shares returned to the Ikanos 1999 Stock Plan.

The following is a summary of the principal features of the Plan and its operation. The summary is qualified in its entirety by reference to the full text of the Plan, as amended by the Amendment, attached hereto as Annex II.

The Plan provides for the grant of the following types of incentive awards: stock options; stock appreciation rights; restricted stock; restricted stock units (RSUs); performance shares and performance units; and deferred stock units. Each of these is referred to individually as an “Award” or collectively as “Awards” and each holder of an Award is referred to as a “participant” or collectively as “participants.” Those eligible for Awards under the Plan include employees and consultants who provide services to us or our subsidiaries as well as members of our Board. As of January 2, 2011, approximately 380 of our employees and seven directors would be eligible to participate in the Plan. As of January 2, 2011, the market value of the common stock underlying the outstanding awards under the Plan was $1.34 per share.

Number of Shares of Common Stock Available Under the Plan. The maximum aggregate number of shares of our common stock that may be awarded and sold under the Plan is (A) 20,353,847 shares (which includes the four million additional shares of common stock that would be added pursuant to the proposed Amendment), plus (B) any shares returned to the Ikanos 1999 Stock Plan as a result of outstanding stock options that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Ikanos 1999 Stock Plan that are repurchased by us (potentially 100,000 shares as of January 2, 2011), plus (C) an annual increase to be added on the first day of our fiscal year beginning in 2006 equal to the least of 3,000,000 shares, 4.4% of the outstanding shares on such date or an amount determined by our Board. The shares may be authorized, but unissued, or reacquired common stock.

If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Plan. Upon exercise of a stock appreciation right settled in shares, only shares actually issued pursuant to the stock appreciation right will cease to be available under the Plan. Shares used to pay the tax and exercise price of an Award will become available for future grant or sale under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, performance shares or performance units are repurchased by us or are forfeited to us, such shares will become available for future grant under the Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Plan.

If we declare a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other of our securities, or other change in our corporate structure affecting our shares, the Administrator (as defined below) will adjust the number and class of shares available for issuance under the Plan; number, class and price of shares subject to outstanding Awards; specified per-person limits on Awards to reflect the change; and number of shares issuable pursuant to outside director formula grants to reflect the change.

Administration of the Plan. Our Board, or the Compensation Committee, or a committee of directors or a committee of other individuals satisfying applicable laws and appointed by our Board, referred to as the Administrator, will administer the Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act. To the extent the Administrator determines it desirable to qualify Awards granted under the Plan as “performance-

based compensation” to preserve corporate income tax deductions that otherwise might be disallowed pursuant to Section 162(m), the members of the committee will consist of two our more “outside” directors under Section 162(m).

Subject to the terms of the Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Plan), and to interpret the provisions of the Plan and outstanding Awards. The Administrator may implement an exchange program under which outstanding Awards are surrendered or cancelled in exchange for Awards of the same type, Awards of a different type and/or cash, and/or the exercise price of an outstanding Award could be reduced.

Automatic Director Grants. The Plan provides for an automatic grant to outside directors of an option to purchase 45,000 shares of common stock on or about the date the person first becomes an outside director (First Grant). The First Grant vests at the rate of one-third on the one year anniversary of the vesting commencement date, and 1/12th of the shares each quarter thereafter on the same day of the month as the vesting commencement date, subject to the outside director continuing to serve as an outside director on each vesting date. In addition, outside directors receive a subsequent option grant immediately following each annual meeting of our stockholders as follows: 10,000 shares if such director has served on our Board for at least one year as of the date of grant; 15,000 shares if such director has served on our Board for at least two years as of the date of grant; 20,000 shares if such director has served on our Board for at least three years as of the date of grant; and 25,000 shares if such director has served on our Board for at least four years as of the date of grant. The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the outside director continuing to serve as a director on each vesting date.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the Plan. The Administrator determines the number of shares of our common stock subject to each option, although the Plan provides that a participant may not receive options for more than 500,000 shares in any fiscal year, except in connection with his or her initial employment with us, in which case he or she may be granted an option covering up to an additional 1,000,000 shares.

The Administrator determines the exercise price of options granted under the Plan, provided the exercise price of the incentive stock options and nonstatutory stock options that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the combined total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of our common stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an incentive stock option may not exceed ten years, except that, with respect to any participant who owns more than 10% of the combined voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for three months following his or her termination for reasons other than death or disability, and 12 months following his or her termination due to death or disability, but in no event later than the expiration of the option’s term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. On the date set forth in the Award agreement, shares of restricted stock for which restrictions have not lapsed will be forfeited to us. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 200,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 300,000 shares of restricted stock in connection with his or her initial employment with us. Participants holding shares of restricted stock may exercise full voting rights with respect to those shares and generally will be entitled to receive all dividends and other distributions paid with respect to those shares, except that dividends or distributions paid in shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.

Restricted Stock Units. Restricted stock units give participants the right to acquire a specified number of shares of our common stock at a future date upon the satisfaction of certain conditions, including any vesting criteria, established by the Administrator and as set forth in the restricted stock unit award agreement. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payment. Upon satisfying the applicable vesting or other criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 200,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 300,000 restricted stock units in connection with his or her initial employment with us.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights (SARs) which typically provide for payments to the participant based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The Administrator, subject to the terms of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, however, SARs granted under the Plan will have an exercise price that is no less than one hundred percent (100%) of the fair market value of our common stock on the date of grant. No participant will be granted SARs covering more than 500,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,000,000 shares in connection with his or her initial employment with us.

After termination of service with us, a participant will be able to exercise the vested portion of his or her SAR for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her SAR for three months following his or her termination for reasons other than death or disability, and twelve months following his or her termination due to death or disability, but in no event later than the expiration of the SAR’s term.

Performance Units and Performance Shares. The Administrator will be able to grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares of our common stock, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 200,000 performance shares and no participant will receive performance units having an initial value greater than $1,000,000, except that in connection with his or her initial service with us, a participant may be granted performance shares covering up to an additional 300,000 shares and performance units having an initial value up to an additional $1,000,000. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Deferred Stock Units. The Administrator will be able to grant deferred stock units, which are Awards that consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of Award.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units, deferred stock units, and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including cash position, earnings per share, net income, operating cash flow, operating expenses, operating income, product revenues, profit before tax, return on assets, return on equity, return on sales, revenue, revenue growth, or total stockholder return. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any Award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the Administrator will, in writing: designate one or more participants to whom an Award will be made; select the performance goals applicable to the performance period; establish the performance goals, and amounts of such Awards, as applicable, which may be earned for such performance period; and specify the relationship between performance goals and the amounts of such Awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an Award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Except as otherwise determined by the Administrator, awards granted under the Plan are generally not transferable in any manner other than by will or the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Change of Control. In the event we experience a change of control (including a merger, the acquisition of at least 50% of our total voting stock, the sale or disposition of all or substantially all our assets, and a change in majority composition of our Board within a two-year period), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, unless the Administrator provides otherwise, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable and the option or SAR will terminate if not exercised and all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares, performance units, and deferred stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant, then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares, performance units, and deferred stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Amendment and Termination of the Incentive Plan. Our Board will have the authority to amend, alter, suspend or terminate the Plan, except that stockholder approval will be required for any amendment to the Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us. The Plan will terminate in June 2014, unless our Board terminates it earlier.

Number of Awards Granted to Employees, Consultants and Directors

The number of Awards that an employee or consultant may receive under the Plan is at the discretion of the Administrator and therefore cannot be determined in advance. As described above, stock options are granted to non-employee directors pursuant to a formula. The following table sets forth the aggregate number of shares of our common stock subject to options granted under the Plan during the last fiscal year; the average per share exercise price of such options; and the dollar value of such shares based on $1.34 per share, the fair market value on December 31, 2010, the last trading day of our fiscal year 2010.

Name of Individual or Group	Number of Shares Granted	Average Per Share Exercise Price	Dollar Value of Shares Granted (1)
John H. Quigley—President and Chief Executive Officer	900,000	$1.74	$1,206,000
Dennis Bencala—Chief Financial Officer and Vice President of Finance	300,000	$1.82	$402,000
James Murphy—Vice President of Human Resources	250,000	$2.11	$335,000
Debajyoti Pal—Chief Technology Officer	100,000	$1.18	$134,000
Bernard Glasauer—Vice President, Operations	50,000	$1.18	$67,000

All Executive Officers, as a group	1,875,000	$1.74	$2,512,500

All Directors who are not Named Executive Officers, as a group	110,000	$2.42	$147,400

All Officers, other than Named Executive Officers, as a group	275,000	$1.63	$368,500

All Employees who are not Executive Officers, as a group	5,543,553	$1.53	$7,428,361

(1)	Value is based upon a per share price of $1.34, which is the fair market value of the stock on December 31, 2010, the last trading day of our fiscal year 2010.

As described above, stock options are granted to non-employee directors pursuant to a formula under the Plan. Subject to their continued service, our current non-employee directors who are not executive officers will be eligible to receive the automatic award grants in the upcoming year.

Equity Compensation Plan Information

The following table provides information as of January 3, 2011 with respect to our common stock that may be issued upon the exercise of equity awards under our Amended and Restated 1999 Stock Option Plan (1999 Plan), Plan, 2004 Employee Stock Purchase Plan (2004 ESPP) and the Doradus Technologies, Inc. 2004 Amended and Restated Stock Option Plan (Doradus Plan).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1) (2) (3)	10,983,785	$1.83	6,284,785	(4)

Equity compensation plans not approved by security holders (5)	—		149,215

Total	10,983,785		6,434,000

(1)	Includes: shares of our common stock issuable upon the exercise of outstanding option grants (subject to vesting) for 10,869,052 shares, and shares of our common stock issuable upon the vesting of restricted stock units for 114,733 shares.
(2)	No further equity awards may be granted under the 1999 Plan, which terminated at the time of our initial public offering in September 2005.
(3)	The Plan provides for an annual increase to the shares authorized under the Plan on the first day of our fiscal year beginning in 2006, equal to the least of 4.4% of our outstanding shares common stock on such date; 3,000,000 shares; or an amount determined by our Board. The 2004 ESPP provides for an annual increase of the shares authorized under the plan on the first day of our fiscal year starting in 2005 and ending in 2014. The number of authorized shares under the 2004 ESPP will be increased by the lowest of 2.5% of our outstanding shares of common stock on such date; 1,500,000 shares; or an amount determined by our Board.
(4)	Includes 3,677,727 shares available for future issuance under the Plan and 2,607,058 shares available for future issuance under the 2004 ESPP.
(5)	Shares available for future issuance under the Doradus Plan.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of Awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Ikanos or one of its affiliates is subject to tax withholding by the employer. The participant’s tax basis in such shares will be equal to the fair market value of the shares on the exercise date, and the participant’s capital gain holding period for those shares will begin on the exercise date.

Incentive Stock Options. The Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the Code). Under Section 422, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received on exercise of an incentive stock option for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the option is exercised. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

Stock Appreciation Rights. Generally, no taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. The participant’s tax basis in such shares will be equal to the fair market value of the shares on the exercise date, and the participant’s capital gain holding period for those shares will begin on the exercise date.

Restricted Stock. Generally, a participant who receives a restricted stock award will recognize ordinary income at the time the stock becomes vested, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. The participant’s capital gain holding period will also begin on the date of vesting. However, a participant may, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary income, as of the date the participant receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant in exchange for the stock. The participant’s capital gain holding period would then begin on the date of grant.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Restricted Stock Units, Performance Units, Performance Shares, and Deferred Stock Units. Subject to compliance with Section 409A of the Internal Revenue Code, as described below, the recipient of a restricted stock unit, performance unit, performance share or deferred stock unit award will generally recognize ordinary income at the time the stock or, if applicable, cash is delivered. If stock is delivered, the amount of ordinary income would generally be equal to the fair market value of the stock, structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code or a performance share

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units or performance units or shares will be the amount of ordinary income recognized when the stock is delivered, and the participant’s holding period for capital gains purposes will generally being on the receipt of the shares.

Tax Effect for Us. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option).

Special rules limit the deductibility of compensation paid to our “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of Awards that any individual may receive in a calendar year and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to be eligible to receive a federal income tax deduction in connection with such Awards.

Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award will recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND IKANOS WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

For additional information regarding executive and director compensation and the compensation committee, please see the information contained “Director Compensation” and “Executive Compensation.”

Required Stockholder Vote and Recommendation of Our Board of Directors

Approval of the proposed Amendment requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the special meeting. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE PLAN.

PROPOSAL FIVE

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in the “Executive Compensation” section of this Proxy Statement, we design our named executive officer compensation programs to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals that align with our business strategy, and to align their long term interests with those of our stockholders by linking a significant portion of total cash compensation to achieving specific performance goals. Our compensation takes into account competitive practices and sound compensation governance principles. We are advised by our independent Compensation Committee as well as Compensia, the consultant retained by the Compensation Committee.

Our Board asks that you indicate your support of the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement. You are not being asked to approve the compensation paid to the members of our Board as disclosed above under “Director Compensation” or approve our policy regarding employee compensation as it related to our risk management as disclosed above under “The Board’s Role in Risk Oversight.” Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Executive Compensation, compensation tables and narrative discussions is hereby approved, on an advisory basis.”

Although the vote is non-binding, our Board and the Compensation Committee will review the voting results. To the extent there is any significant negative vote on this proposal, we would attempt to consult directly with stockholders to better understand the concerns that influenced the vote. Our Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Required Vote

The advisory vote on our executive compensation as disclosed in the “Executive Compensation” section of this Proxy Statement requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” approval.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL SIX

ADVISORY VOTE ON FREQUENCY FOR HOLDING AN ADVISORY VOTE ON OUR EXECUTIVE

COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we asking stockholders to vote, on an advisory basis, on how frequently they would like to hold an advisory vote on our executive compensation (a say-on-pay vote). By voting on this Proposal, stockholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two or three years.

After careful consideration, our Board recommends holding an advisory vote on our named executive officer compensation once every three years (a triennial vote). We believe that a triennial vote will be the most effective means for conducting and responding to a say-on-pay vote. An advisory vote held every three years will provide our Board and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement desired changes to compensation programs. The results of a say-on-pay vote received at our Annual Meeting will be considered by our management and our Board as we develop our compensation policies for the coming fiscal year. Accordingly, we believe that a triennial vote is appropriate as it allows time for any changes to incentive programs to be designed, implemented, and for the results to be evaluated and reported to stockholders. A triennial vote will also provide stockholders with sufficient time to evaluate the effectiveness of incentive programs, compensation strategies and our performance. Because our executive compensation programs do not generally change significantly from year to year, a triennial vote avoids the cost of including an additional proposal and vote in the annual meeting proxy statement more frequently.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two year, three years or abstain from voting when you vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve that the option of once every one year, two years or three years that received the highest number of votes cast for this resolution will be considered, on an advisory basis, to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include Executive Compensation).”

Required Vote

The option receiving the highest number of votes will be considered to be the preferred frequency for holding an advisory vote on our executive compensation. However, because this vote is advisory and non-binding on our Board or us in any way, our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option receiving the highest number of votes. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Unless marked to the contrary, proxies received from stockholders of record will be voted “3 YEARS.”

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “3 YEARS” ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2011, for:

•	each person or entity known to us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as held by them. Information related to holders of more than 5% of our common stock was obtained from the stockholder or filings with the SEC pursuant to Sections 13(d) or 13(g). The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying the outstanding warrants and stock options held by such person that are exercisable within 60 calendar days of March 31, 2011, but excludes shares of common stock underlying warrants or options held by any other person. Percentage of beneficial ownership is based on 68,185,536 shares of common stock outstanding as of March 31, 2011. Except as indicated by footnote, the address of the beneficial owners is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders:
Tallwood (1)	37,416,475	49%

Directors & Executive Officers:
Diosdado Banatao (1) (2)	37,438,350	49%
Danial Faizullabhoy (3)	140,166	*
Frederick Lax (4)	69,375	*
R. Douglas Norby (5)	—	*
George Pavlov (1) (6)	37,438,350	49%
James Smaha (7)	15,000	*
John Quigley (8)	—	*
Dennis Bencala (9)	—	*
James Murphy (10)	—	*
Debajyoti Pal (11)	185,937	*
Michael Kelly (12)	—	*
All current directors and executive officers as a group (11 persons) (13)	37,870,703	50%

*:	Represents less than 1% of beneficial stock ownership
(1)

The Tallwood Investors beneficially owned 29,616,475 shares and warrants to purchase 7,800,000 shares as of January 2, 2011. Tallwood III, L.P. (Tallwood III), Tallwood III Partners, L.P. (Tallwood III Partners), Tallwood III Associates, L.P. (Tallwood III Associates) and Tallwood III Annex, L.P. (Tallwood III Annex and, together with Tallwood III, Tallwood III Partners and Tallwood III Associates, the Tallwood Funds) directly own 10,074,743, 1,275,771, 78,057 and 18,187,904 shares of our common stock, respectively. Tallwood III Management, LLC (Tallwood Management) is the general partner of Tallwood III, Tallwood III Partners and Tallwood III Associates. Tallwood III Annex Management, LLC (Tallwood Annex Management) is the general partner of Tallwood III Annex. Tallwood Management may be deemed to share voting and dispositive power with respect to the shares owned by Tallwood III, Tallwood III Partners and Tallwood III Associates, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood Annex Management may be deemed to share voting and dispositive power with respect to the shares owned by Tallwood III Annex, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood III, Tallwood III Partners, Tallwood III Associates and Tallwood III Annex directly own warrants to purchase 3,274,291, 414,626, 25,369 and 4,085,714 shares of our common stock, respectively. All of the warrants held by the Tallwood Investors are exercisable within 60 days of March 31, 2011; therefore, these warrants are included for purposes of calculating total ownership of our common stock. Tallwood Management may be deemed to share voting and dispositive power with respect to the warrants owned by Tallwood III, Tallwood III Partners and Tallwood III Associates, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood Annex Management may be deemed to share voting and dispositive power with respect to the warrant owned by Tallwood III Annex, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. The business address of each of the foregoing entities is Tallwood Venture Capital, 400 Hamilton Avenue, Suite 230, Palo Alto, California 94301

(2)	Includes Mr. Banatao’s options to purchase 21,875 shares that were exercisable within 60 days after March 31, 2011.
(3)	Consists of Mr. Faizullabhoy’s options to purchase 140,166 shares that were exercisable within 60 days after March 31, 2011.
(4)	Consists of Mr. Lax’s options to purchase 69,375 shares that were exercisable within 60 days after March 31, 2011.
(5)	Mr. Norby joined our Board in January 2011 and does not have any options exercisable within 60 days after March 31, 2011.
(6)	Includes Mr. Pavlov’s options to purchase 21,875 shares that were exercisable within 60 days after March 31, 2011.
(7)	Consists of Mr. Smaha’s options to purchase 15,000 shares that were exercisable within 60 days after March 31, 2011.
(8)	Mr. Quigley joined the Company in June 2010 and does not have any options exercisable within 60 days after March 31, 2011.
(9)	Mr. Bencala joined the Company in June 2010 and does not have any options exercisable within 60 days after March 31, 2011.
(10)	Mr. Murphy joined the Company in June 2010 and does not have any options exercisable within 60 days after March 31, 2011.
(11)	Consists of Mr. Pal’s options to purchase 185,937 shares that were exercisable within 60 days after March 31, 2011.
(12)	Mr. Kelly joined the Company in July 2010 and does not have any options exercisable within 60 days after March 31, 2011.
(13)	Represents 37,416,475 shares of common stock and 454,228 options to purchase shares that were exercisable within 60 days after March 31, 2011 held by current executive officers and directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding our compensation programs during fiscal year 2010 for our following current and former executive officers, our named executive officers (NEOs), which include the current and former Chief Executive Officer, the current and former Chief Financial Officer, our three other most highly compensated executive officers as of January 2, 2011 and two other former officers who would have been one of the three other most highly compensated executive officers at the end of the fiscal year 2010 but had left Ikanos prior to the end of the fiscal year 2010:

Named Executive Officers

John H. Quigley, President and Chief Executive Officer

Dennis Bencala, Chief Financial Officer and Vice President of Finance

James Murphy, Vice President of Human Resources

Debajyoti Pal, Chief Technology Officer

Bernard Glasaeur, Former Vice President, Operations

Michael Gulett, Former President and Chief Executive Officer

Cory Sindelar, Former Chief Financial Officer

Daniel Karr, Former Vice President, Sales

Noah Mesel, Former Vice President, General Counsel

Mr. Gulett resigned from Ikanos on April 27, 2010, Mr. Sindelar resigned from Ikanos on July 30, 2010, Mr. Karr resigned from Ikanos on July 8, 2010, Mr. Mesel resigned from Ikanos on July 28, 2010 and Mr. Glasauer resigned from Ikanos on March 31, 2011.

Overview and Philosophy of the Compensation Program

The Company attracts and retains executives with competitive compensation packages; these packages include salaries, bonuses, and equity incentives. To foster long term decision making and promote stockholder wealth creation, a particular emphasis is placed on equity incentives.

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility with Ikanos, to provide incentives for such persons to perform to the best of their abilities for Ikanos and to promote the success of our business.

The objectives of our compensation program are as follows:

•	Provide competitive compensation programs that attract, motivate and retain talent at all levels in Ikanos with the requisite skills for success;

•	Motivate employees to align their individual performance with achievement of our objectives;

•	Align the financial interests of us and our employees with our stockholders via equity-based awards; and

•	Create a direct link between our performance and individual contribution and bonuses and equity awards.

Executive Compensation Components

The primary components of our executive compensation program are salary, bonus, and equity incentives. In addition, we provide change in control severance packages to our executive officers. Various components of the compensation programs are designed to drive our short-term and long-term strategic goals and values and to reward contributions toward these goals. Short term compensation is mainly comprised of salary, cash bonuses and sales commissions. Long-term compensation is comprised mainly of equity incentives.

The Committee’s general philosophy of executive compensation is to make executive salaries, bonuses and equity grants competitive with other similar companies in our industry. Each executive officer’s compensation package for fiscal year 2010 consisted of the following elements: base salary; potential cash bonus based upon our attainment of pre-established financial objectives and attainment of pre-established individual performance objectives; eligibility for long-term, equity-based incentive awards designed to align and strengthen the mutuality of interests between our executive officers and our stockholders; change-in-control benefits; and other benefits.

Base Salary

The base salaries of our executive officers are, in general, established on the basis of skills, accomplishments, the scope of the job and prevailing market conditions. The salary for each executive officer is determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in technology-based companies of reasonably similar size. The Compensation Committee generally reviews executive officer salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. In the fiscal year 2010, the Compensation Committee relied upon the most recent annual Radford Executive Compensation Survey which included data from companies in the technology industry in California to determine and establish the salaries of our executive officers.

Executive Bonus Plan

The Executive Bonus Plan for fiscal year 2010 (Bonus Plan) was designed for executive officers to align executive performance with our overall goals and stockholders’ interests, to create incentives for the different members of our executive team to perform in a complementary manner to achieve the same goals, and to motivate the achievement of financial results above and beyond planned goals. The Bonus Plan was based on a combination of our financial performance objectives as well as subjective individual goals set by our Chief Executive Officer in consultation with each Bonus Plan participant. Each named executive officer’s cash bonus under the Bonus Plan was based upon a percentage of his base salary as set forth in the following table:

Executive	Title	Base Salary	On-Target Bonus %	On-Target Bonus $
John H. Quigley	CEO	$350,000	75%	$262,500
Dennis Bencala	CFO	$235,000	50%	$117,500
James Murphy	VP, Human Resources	$235,000	50%	$117,500
Debajyoti Pal	Chief Technology Officer	$260,000	50%	$130,000
Bernard Glasauer (1)	VP, Operations	$245,000	50%	$122,500

(1)	Mr. Glasauer resigned from Ikanos on March 31, 2011

Executive officers were compensated according to the following allocation of the total on-target bonus in three different performance categories as set forth below. However, under the terms of the Bonus Plan, the Compensation Committee retained the discretion to modify bonus pay-outs based upon the Compensation Committee’s consideration of factors not specifically included in the Bonus Plan. The discretionary component for the Chief Executive Officer is determined by the Compensation Committee and the discretionary component for the other executive officers is determined by the Compensation Committee after input from the Chief Executive Officer.

•	Company Revenue Performance (40% of total bonus): If we achieved $232.0 million in revenue for the fiscal year 2010, our executive officers would receive 100% of their target bonus based on

Company Revenue Performance. If we achieved $197.2 million in revenue, or 85% of our revenue target, our executive officers would receive 50% of their target bonus based on Company Revenue Performance and if we achieved more than 85% of our revenue target there would be a linear payout up to 100% of the revenue target. If we achieved less than 85% of our revenue target, our executive officers would receive no bonus for the Company Revenue Performance. There was no maximum cap to this element of the Bonus Plan. The Company Revenue Performance bonus component is also tied to our operating profit as described next.

•

Company Earnings/(Net Loss) (40% of total bonus): If we achieved a non-GAAP net operating profit of $14.8 million for fiscal year 2010 (operating profit target), our executive officers would receive 100% of their Company Earnings Bonus. To the extent we exceeded $14.8 million, our executive officers would receive a linear payout from 100% of the operating profit target up to 130% of the operating profit target, or a maximum of $390,000, for their Company Earnings Bonus. If we did not achieve our operating profit target, our executive officers would not receive their Company Earnings Bonus. In addition, if the actual operating profit was below 50% of the operating profit target, then there would be no Company Revenue Performance Bonus. The calculation of our operating profit excluded strategic/deal-related expenses such as professional fees and bonus.

•

Individual Objectives (20% of total bonus): Each executive officer’s personal objectives were tied to our internal objectives relating to strategic efforts to improve our performance, product development schedules, proprietary technology initiatives and key process improvements.

In February 2011, the Compensation Committee determined that we had achieved only 82.6% of our fiscal year 2010 revenue target and had not achieved the operating profit target because we had incurred an operating loss for the year. As such, neither a revenue component nor an operating profit component of the Bonus Plan was paid to the executive officers but we did pay bonuses based on individual objectives and the Compensation Committee’s discretionary component which is reflected in the 2010 Summary Compensation Table below.

Equity-Based Incentives

The Compensation Committee believes that the granting of stock options is an important method of rewarding and motivating our employees by aligning employees’ interests with those of our stockholders. The Compensation Committee also recognizes that a stock incentive program is a necessary element in a competitive compensation package. We utilize a vesting schedule to encourage our executive officers to continue in our employ and to encourage executive officers to maintain a long-term perspective. In determining the size of equity award grants, the Compensation Committee focuses on the executive officers’ current and expected future value to us, as well as the relative current value of their previous equity awards.

We do not have any program, plan or policy to grant equity compensation to executive officers on specified dates. We do attempt to coordinate annual equity grants to executive officers to be shortly after quarterly earnings releases. In fiscal year 2010, options granted to our executive officers had exercise prices at the fair market value of our common stock at the close of business on the date of grant. The date of grant was determined on the date the grant received approval from the Compensation Committee or, for non-executive employees, the Equity Award subcommittee. All equity awards to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)).

After the BBA Acquisition closed on August 24, 2009, the Compensation Committee determined that all of the employees of the combined company should receive a substantial equity grant to create a new long-term incentive to work for our growth, in line with stockholder objectives. The Compensation Committee used Compensia, Inc. to gather benchmark data from the following group of companies (the Benchmark Companies):

• Atheros Communications, Inc.	• Infinera Corporation

• Advanced Analogic Technologies	• Intellon Corporation

• AuthenTec, Inc.	• Intersil Corporation

• Cavium Networks, Inc.	• Magma Design Automation, Inc.

• Entropic Communications, Inc.	• Microtune, Inc.

• Hittie Microwave Corporation	• Monolithic Power Systems, Inc.

• NetLogic Microsystems, Inc.	• Silicon Image, Inc.

• OmniVision, Inc.	• Silicon Laboratories, Inc.

• Oplink Communications, Inc.	• SMART Modular Technologies (WWH), Inc.

• Opnext, Inc.	• Tessera Technologies, Inc.

• Pixelworks, Inc.	• Volterra Semiconductor Corporation

The Benchmark Companies were chosen based on having made their initial public offering after 2000, and were used to determine the potential overhang on outstanding common stock resulting from the issuance of a large number of option awards to our employees. The comparison to these companies was imprecise given that we have been in existence for over ten years and have been a public company for over four years. Based on the data gathered by Compensia and presented to the Compensation Committee, a Company-wide equity grant to employees, including the named executive officers, was approved on September 13, 2009. The equity grants approved on September 13, 2009 placed us just above the 75 th percentile of the Benchmark Companies with respect to total overhang. In the fiscal year 2010, we continued to grant stock options under the guidelines established by the Compensia study in the fiscal year 2009.

A complete listing and description of all equity grants to named executive officers during the fiscal year 2010 appears in the table below titled, “Grants of Plan-Based Awards for Fiscal Year Ended January 2, 2011.” The exercise price for all options granted in fiscal year 2010 to the named executive officers is 100% of the fair market value of the shares on the grant date. The option grants generally vest as to 25% of the shares one year from the vesting commencement date and 1/12th of the total grant per quarter thereafter.

We do not offer traditional employee equity grants to our employees residing in the People’s Republic of China. Due to the complexity and cost of issuing our securities in compliance with Chinese securities laws, the Compensation Committee decided to offer our Chinese employees stock appreciation rights that may only be settled in cash. These stock appreciation rights mimic the value appreciation available to holders of stock options; however, the stock appreciation rights offered in China may not be exchanged for any of our equity when they vest. Rather, the right converts directly to cash when exercised.

Prior to February 2010, we granted RSUs rather than stock options to our employees residing in India due to the unfavorable treatment of stock options under Indian tax law. The tax laws in India changed and, effective March 2010, we began to grant stock options to our employees in India and discontinued granting RSUs.

Our 2004 ESPP is tax-qualified and is generally available to all employees including executive officers. The 2004 ESPP is intended to qualify under Section 423 of the Code and provides for consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods and allows participants to purchase our stock through payroll deductions at a discount from the fair market value.

Change-in-Control and Severance Agreements

In certain instances, either as a condition of employment or to continue employment, our executive officers have received a change-in-control and/or termination of employment severance provisions. The Compensation

Committee believes these types of provisions are necessary in recruiting and retaining our executive officers. The Compensation Committee considers all factors necessary to induce and retain employment with us, which includes individual change-in-control and termination of employment severance agreements. These arrangements are made on a case-by-case basis, and typically include accelerated vesting of equity incentives and/or cash compensation. All of our change-in-control and termination of employment severance agreements are described in detail under the caption “Post-Employment/Change-in-Control Payments.”

From time to time, we have offered termination of employment severance packages to terminated executive officers that did not have an agreement in place prior to their termination. There is not a set policy for determining severance packages, but generally we have in the past provided severance based on years of service, past performance and factors relating to the executive officer’s termination. These severance packages are evaluated and recommended by the Compensation Committee for approval by the full Board as necessary. These severance packages are described in detail under the caption “Post-Employment/Change-in-Control Payments.”

Other Compensation Plans and Benefits—Sales Compensation Plan

Mr. Karr who, as previously noted resigned on July 8, 2010, participated in the 2010 Sales Compensation Plan. The purpose of the 2010 Sales Compensation Plan was to motivate our sales employees, including the Vice President of Worldwide Sales, through clearly specified sales goals and a pay-for-performance philosophy.

The 2010 Sales Compensation Plan for Mr. Karr was comprised of the following performance-based compensation incentives:

•

Commission based on meeting our Annual Operating Plan target revenue. The target revenue commission, $88,125, comprised of both quarterly and annual payout components, was 50% of total variable compensation, and 37.5% of his base salary.

•

Variable compensation based on design wins and other personal objectives. The target incentive for design wins and other personal objectives, $88,125, comprised of quarterly payout components, was 50% of total variable compensation, and 37.5% of his base salary.

The target payouts were developed based on the Compensation Committee’s review of Mr. Karr’s prior year variable compensation. The target payout of $176,250 assumed that we would meet revenue, design win and other management targets.

For fiscal year 2010, the 2010 Sales Compensation Plan revenue targets were as follows:

(Targets in $ Millions)	Q1	Q2	Q3	Q4	Target Annual Revenue
Target Revenue	$65	$65	$67	$71	$268

Mr. Karr was paid a first quarter commission based upon achieving 99.6% of target revenue and 110% of design wins and a second quarter commission based upon achieving 96.1% of target revenue and 150% of design wins.

Other benefits/perquisites

Our named executive officers receive no benefits from us under defined pension or defined contribution plans other than the tax-qualified 401(k) plan.

Our Named Executive Officer 2010 Compensation

Mr. Quigley’s 2010 Compensation

Mr. Quigley was hired in June 2010 as the Senior Vice President of Global Engineering. His salary was set at $275,000 and he was granted an option to purchase 450,000 shares of our common stock, which option vests over four year. In August 2010, Mr. Quigley was named the President and Chief Executive Officer. Mr. Quigley’s annual base salary as the President and Chief Executive Officer was set at $350,000 and he was eligible to receive up to 75% of his base salary under the Bonus Plan. Mr. Quigley was also granted an additional option to purchase 150,000 shares of our common stock, which option vests over four years. Mr. Quigley was also named to our Board but does not receive any additional cash compensation for his services as a director. In October 2010, in connection with his promotion to Chief Executive Officer, Mr. Quigley was granted an additional option to purchase 300,000 shares of our common stock. This grant has multiple one year vesting schedules that begin upon exceeding certain stock price goals for a period of 20 consecutive days: 100,000 shares begin vesting at a $3.00 average closing stock price; 100,000 shares begin vesting at a $4.00 average closing stock price; and 100,000 shares begin vesting at a $5.00 average stock closing price. The shares vest in equal quarterly installments over the one year vesting period. The option price for the shares is equal to the fair market value of the stock price on the grant date. In February 2011, Mr. Quigley received a cash bonus payment of $24,000 for achieving certain pre-established individual objective goals as Senior Vice President of Global Engineering and then Chief Executive Officer, as applicable, under the Bonus Plan for the fiscal year 2010. Achievement of these pre-established individual objective goals was determined by the Compensation Committee.

	2010 $	2009 $	Change (%)
Base Salary (1)	194,615	—	—
Cash Bonus	24,000	—	—
Total Cash Compensation	218,615	—	—
Equity Compensation (2)	104,668	—	—
Other Compensation (Term Life Insurance Premium)	730	—	—
Total Compensation	324,013	—	—

(1)	The amount of base salary reported to Mr. Quigley includes his salary as Vice President of Engineering from June 2010 to July 2010.
(2)	Equity Compensation is presented here to be consistent with financial statement reporting requirements, and does not reflect the actual economic value received.

Mr. Bencala’s 2010 Compensation

Mr. Bencala was hired in June 2010 to serve as our Chief Financial Officer and Vice President of Finance. Mr. Bencala’s annual base salary as the Chief Financial Officer and Vice President of Finance was set at $235,000 and he was eligible to receive up to 50% of his base salary under the Bonus Plan. Mr. Bencala was also granted an option to purchase 300,000 shares of our common stock, which option vests over four years. In February 2011, Mr. Bencala received a cash bonus payment of $13,100 for achieving certain pre-established individual objective goals under the Bonus Plan. Achievement of these pre-established individual objective goals was determined by the Chief Executive Officer, with review by the Compensation Committee.

	2010 $	2009 $	Change (%)
Base Salary	131,058	—	—
Cash Bonus	13,100	—	—
Total Cash Compensation	144,158	—	—
Equity Compensation (1)	39,392	—	—
Other Compensation (Term Life Insurance Premium)	1,280	—	—
Total Compensation	184,830	—	—

(1)	Equity Compensation is presented here to be consistent with financial statement reporting requirements, and does not reflect the actual economic value received.

Murphy’s 2010 Compensation

Mr. Murphy was hired in June 2010 to serve as our Vice President of Human Resources. Mr. Murphy’s annual base salary as the Vice President of Human Resources was set at $235,000 and he was eligible to receive up to 50% of his base salary under the Bonus Plan. Mr. Murphy was also granted an option to purchase 250,000 shares of our common stock, which option vests over four years. In February 2011, Mr. Murphy received a cash bonus payment of $14,000 for achieving certain pre-established individual objective goals under the Bonus Plan. Achievement of these pre-established individual objective goals was determined by the Chief Executive Officer, with review by the Compensation Committee.

	2010 $	2009 $	Change (%)
Base Salary	139,192	—	—
Cash Bonus	14,000	—	—
Total Cash Compensation	153,192	—	—
Equity Compensation (1)	40,283	—	—
Other Compensation (Term Life Insurance Premium)	1,365	—	—
Total Compensation	194,840	—	—

(1)	Equity Compensation is presented here to be consistent with financial statement reporting requirements, and does not reflect the actual economic value received.

Mr. Pal’s 2010 Compensation

Mr. Pal was hired in July 2009 as Senior Vice President and Chief Technology Officer. His initial base salary was set at $250,000 which was increased to $260,000 in July 2010. Mr. Pal did not receive a stock option grant when he was hired initially but received a grant of 425,000 stock options following the completion of the BBA Acquisition in 2009, which vest over a four year period, and a grant of 100,000 stock options in November 2010, which vest over a four year period. In February 2011, Mr. Pal received a cash bonus payment of $20,000 for achieving certain pre-established individual objective goals under the Bonus Plan. Achievement of these pre-established individual objective goals was determined by the Chief Executive Officer, with review by the Compensation Committee.

	2010 $	2009 $	Change (%)
Base Salary	254,615	92,308	176%
Cash Bonus	20,000	14,999	33%
Total Cash Compensation	274,615	107,307	156%
Equity Compensation (1)	93,315	27,995	233%
Other Compensation (Term Life Insurance Premium)	1,187	—	100%
Total Compensation	369,117	135,302	173%

(1)	Equity Compensation is presented here to be consistent with financial statement reporting requirements, and does not reflect the actual economic value received.

Mr. Glasauer’s 2010 Compensation

Mr. Glasauer was hired in 2009 initially to serve as a consultant in our operations organization and was promoted in April 2009 to Vice President of Operations and Quality. His initial base salary was set at $225,000 per year which was increased to $245,000 in July 2010. Mr. Glasauer did not receive a stock option grant when he accepted the position of Vice President of Operations and Quality but received a grant of 200,000 stock options following the completion of the BBA Acquisition in 2009, which vest over a four year period, and a grant of 50,000 stock options in November 2010, which vest over a four year period. In February 2011, Mr. Glasauer received a cash bonus payment of $13,000 for achieving certain pre-established individual objective goals under the Bonus Plan. Achievement of these pre-established individual objective goals was determined by the Chief Executive Officer, with review by the Compensation Committee.

As previously noted, Mr. Glasauer has resigned from Ikanos as of March 31, 2011. Terms of his severance package provided in his separation agreement are included below in the section titled “Post Employment / Change-in-Control Payments.”

	2010 $	2009 $	Change (%)
Base Salary	235,000	153,173	53%
Cash Bonus	13,000	69,827	-81%
Total Cash Compensation	248,000	223,000	11%
Equity Compensation (1)	43,981	13,174	234%
Other Compensation (Term Life Insurance Premium)	1,187	490	100%
Total Compensation	293,168	236,664	24%

(1)	Equity Compensation is presented here to be consistent with financial statement reporting requirements, and does not reflect the actual economic value received.

Former Executive Officers -

Mr. Gulett’s Compensation

Mr. Gulett’s base salary in the fiscal year 2010 was $400,000. He was paid his base salary through the date of his employment termination. He did not receive a bonus payment for his services in fiscal year 2010, nor did he receive any stock option grants or stock awards. He did receive severance payments, which are described in more detail in the section titled “Post-Employment / Change-in-Control Payments.” Details for Mr. Gulett’s compensation are provided in the 2010 Summary Compensation Table, below.

Mr. Sindelar’s Compensation

Mr. Sindelar’s base salary in the fiscal year 2010 was $235,000. He was paid his base salary through the date of his employment termination. He did not receive a bonus payment for his services in fiscal year 2010, nor did he receive any stock option grants or stock awards. He did receive severance payments, which are described in more detail in the section titled “Post Employment / Change-in- Control Payments.” Details for Mr. Sindelar’s compensation are provided in the 2010 Summary Compensation Table, below.

Mr. Karr’s Compensation

Mr. Karr’s base salary in fiscal year 2010 was $235,000. He was paid his base salary and commissions in accordance with the terms and conditions of the 2010 Sales Compensation Plan through the date of his employment termination. He did not receive any stock option grants or stock awards in fiscal year 2010. Details for Mr. Karr’s compensation are provided in the 2010 Summary Compensation Table, below.

Mr. Mesel’s Compensation

Mr. Mesel’s base salary in the fiscal year 2010 was $235,000. He was paid his base salary through the date of his employment termination. He did not receive a bonus payment for his services in fiscal year 2010 nor did he receive any stock option grants or stock awards. Details for Mr. Mesel’s compensation are provided in the 2010 Summary Compensation Table, below.

Tax and Accounting Implications

The philosophy of the Compensation Committee is to provide a comprehensive compensation package for each executive officer that is well suited to support accomplishment of our business strategies, objectives and initiatives. For incentive-based compensation, the Compensation Committee has considered the desirability of qualifying for deductibility by us under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1,000,000 paid to certain executive officers is not deductible unless the provisions of the plan comply with the requirements of Section 162(m) and are approved periodically by our stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. As the Compensation Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Compensation Committee reaches its decisions with a view towards our overall financial performance. Non-performance-based compensation for our executive officers for fiscal year 2010 did not exceed the $1,000,000 limit per officer. Under Section 162(m), any grants of options having an exercise price equal to or greater than the fair market value of the stock on the date of grant made from the Plan are generally considered to be performance-based compensation. Restricted stock and restricted stock unit awards that are not subject to performance vesting do not qualify as performance-based compensation.

We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718 (formerly SFAS 123(R)), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executive officers at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from the exercise of nonqualified options should be deductible by us, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Compensation Committee Interlocks and Insider Participation

George Pavlov, Danial Faizullabhoy, Frederick Lax and James Smaha served as members of the Compensation Committee during the fiscal year 2010. None of the members of our Compensation Committee is or has in the past served as an officer or employee of Ikanos. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Compensation Committee Report

The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Ikanos under the Securities Act of 1933, or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Form 10-K for the fiscal year ended January 2, 2011.

Respectively submitted on April 14, 2011, by the members of the Compensation Committee of the Board:

George Pavlov, Chairman

Danial Faizullabhoy

Frederick Lax

James Smaha

2010 Summary Compensation Table

Name & Principal Position	Year	Salary $	Stock Awards $ (1)	Option Awards $ (1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $ (2)		Total $
John H. Quigley (3)	2010	194,615	—	104,668	24,000	730		324,013
President & Chief Executive Officer
Michael Gulett (4)	2010	126,154	—	271,502	—	595,632	(5)	993,288
Former President & Chief Executive Officer	2009	407,692	—	246,110	373,806	756		1,028,364
	2008	173,846	—	80,405	141,120	255		395,626
Dennis Bencala (6)	2010	131,058	—	39,392	13,100	1,280		184,830
Chief Financial Officer
Cory Sindelar (7)	2010	135,577	—	21,787	—	173,342	(8)	330,706
Former Chief Financial Officer	2009	239,519	81,395	159,486	116,204	612		597,216
	2008	226,385	227,230	135,473	45,000	5,968		640,056
James Murphy (9)	2010	139,192	—	40,283	14,000	1,365		194,840
Vice President of Human Resources
Debajyoti Pal (10)	2010	254,615	—	93,315	20,000	1,187		369,117
Chief Technology Officer	2009	92,308	—	27,995	14,999	—		135,302
Bernard Glasauer (11)	2010	235,000	—	43,981	13,000	1,187		293,168
Vice President of Operations	2009	153,173	—	13,174	69,827	490		236,664
Noah Mesel (12)	2010	133,769	—	132,995	—	447		267,211
Former Vice President, General Counsel	2009	239,519	76,384	112,704	103,374	756		532,737
	2008	227,462	153,999	100,883	38,000	4,524		524,868
Daniel Karr (13)	2010	121,115	—	90,984	98,973	4,779		315,851
Former Vice President of Worldwide Sales	2009	80,442	—	27,995	88,126	—		196,563

(1)	In accordance with SEC rules, this column represents the amount recognized as compensation expense by us for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718). Under ASC 718, the compensation expense is the fair value of the stock award or option on the date of grant excluding any estimate of future forfeitures. Regardless of the value on the grant date, the actual value that may be recognized by the executive officers will depend on the market value of our common stock on a date in the future when a stock award is exercised.
(2)	Unless otherwise noted, these amounts reflect term life insurance premiums.
(3)	Mr. Quigley joined Ikanos in June 2010 and became the President and Chief Executive Officer in August 2010.
(4)	Mr. Gulett resigned as President and Chief Executive Officer on April 27, 2010.
(5)	Amount includes monthly severance payments from May 2010 to December 2010 in the amount of $523,077, stock compensation in the amount of $63,574, health insurance benefits monthly premiums in the amount of $8,213 and term life insurance premiums of $768.
(6)	Mr. Bencala joined Ikanos in June 2010 as the Chief Financial Officer and Vice President of Finance.
(7)	Mr. Sindelar resigned from Ikanos effective as of July 30, 2010.
(8)	Amount includes severance payments of $150,000, stock compensation in the amount of $7,084, health insurance benefits payments of $15,960 and term life insurance premiums of $298.
(9)	Mr. Murphy joined Ikanos in June 2010 as the Vice President of Human Resources.
(10)	Mr. Pal joined Ikanos in July 2009 as Senior Vice President and Chief Technical Officer.
(11)	Mr. Glasauer resigned from Ikanos effective as of March 31, 2011.
(12)	Mr. Mesel resigned from Ikanos effective as of July 28, 2010.
(13)	Mr. Karr resigned from Ikanos effective as of July 8, 2010.

Grants of Plan-Based Awards for Fiscal Year Ended January 2, 2011

Mr. Gulett, Mr. Sindelar, Mr. Mesel and Mr. Karr did not receive any grants of plan based awards during fiscal year 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise Price Exercise of Option Awards $ /sh (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Date	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $
John H. Quigley	2010	—	262,500	*
	6/2/2010							450,000	$2.11	$494,685
	8/3/2010							150,000	$1.71	$131,865
	10/8/2010				—	$237,277	—
Dennis Bencala	2010	—	117,500	*
	6/14/2010							300,000	$1.82	$284,910
James Murphy	2010	—	117,500	*
	6/2/2010							250,000	$2.11	$274,825
Debajyoti Pal	2010	—	130,000	*
	11/9/2010							100,000	$1.18	$63,050
Bernard Glasauer	2010	—	122,500	*
	11/9/2010							50,000	$1.18	$31,525

*:	The maximum possible payout cannot be determined because the Company Revenue Performance portion of the Bonus Plan does not have a cap.
(1)	Amounts shown are estimated payouts for fiscal year 2010 to Mr. Quigley, Mr. Bencala, Mr. Murphy, Mr. Pal and Mr. Glasauer under the Bonus Plan. These amounts are based on the individual’s fiscal year 2010 base salary and position. Actual amounts paid for fiscal year 2010 were $24,000 to Mr. Quigley, $13,100 to Mr. Bencala, $14,000 to Mr. Murphy, $20,000 to Mr. Pal and $13,000 to Mr. Glasauer.
(2)	The exercise price for all stock options granted during fiscal year 2010 was the closing price of our common stock on the grant date.
(3)	The value of a stock option award is based on the full fair value as of the grant date of such award determined pursuant to SEC rules without regard to vesting and disregarding an estimate for forfeitures.

Narrative to 2010 Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended January 2, 2011

See Compensation Discussion and Analysis above for a complete description of the compensation plans pursuant to which the amounts listed under the 2010 Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year Ended January 2, 2011 were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the option grants and RSUs.

Outstanding Equity Awards at January 2, 2011

	Options Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: number of securities underlying unexercised unearned options	Option Exercise Price	Option Expiration Date
John H. Quigley (1)		450,000		$2.11	6/2/17
		150,000		$1.71	8/3/17
			300,000	$1.21	10/8/18

Dennis Bencala (2)		300,000		$1.82	6/14/17

James Murphy (3)		250,000		$2.11	6/2/17

Debajyoti Pal (4)	132,812	292,188		$1.77	9/13/16
		100,000		$1.18	11/9/17

Bernard Glasauer (5)	62,500	137,500		$1.77	9/13/16
		50,000		$1.18	11/9/17

Mike Gulett (6)	343,750			$2.52	4/27/11
	187,500			$1.77	4/27/11

(1)

Mr. Quigley received an option grant for 450,000 shares of common stock on June 2, 2010. This option vests 25% on the one year anniversary date of June 2, 2011 and the remainder of the shares vest 1/12th each quarter thereafter. Mr. Quigley received another option grant for 150,000 shares on August 3, 2010. This option vests 25% on the one year anniversary date of August 3, 2011 and the remainder of the shares vest 1/12th each quarter thereafter. Mr. Quigley also received a performance option grant for 300,000 shares on October 8, 2010. This option has a one year vesting schedule that begins upon exceeding certain stock price goals for a period of 20 consecutive days: 100,000 shares begin vesting at a $3.00 average closing stock price; 100,000 shares begin vesting at a $4.00 average closing stock price; and 100,000 shares begin vesting at a $5.00 average stock closing price. The shares vest in equal quarterly installments over the one year vesting period.

(2)	Mr. Bencala received an option grant on June 14, 2010. This option vests 25% on the one year anniversary date of June 14, 2011 and the remainder of the shares vest 1/12 each quarter thereafter.
(3)	Mr. Murphy received an option grant on June 2, 2010. This option vests 25% on the one year anniversary date of June 2, 2011 and the remainder of the shares vest 1/12 each quarter thereafter.
(4)	Mr. Pal received an option grant for 450,000 shares on September 13, 2009. This option vested 25% on the one year anniversary date of September 13, 2010, and vests 1/12 each quarter thereafter. Mr. Pal also received an option grant for 100,000 shares on November 9, 2010. This option vests 25% on the one year anniversary date of November 9, 2011 and vests 1/12 each quarter thereafter.

(5)	Mr. Glasauer received an option grant for 200,000 shares on September 13, 2009. This option vested 25% on the one year anniversary date of September 13, 2010, and vests 1/12 each quarter thereafter. Mr. Glasauer also received an option grant for 50,000 shares on November 9, 2010. This option vests 25% on the one year anniversary date of November 9, 2011 and vests 1/12 each quarter thereafter.
(6)	Under the terms of his separation agreement, described in detail below in the section “Post-Employment/Change-in-Control Payments,” Mr. Gulett received an acceleration of the vesting on options to purchase 312,500 shares of stock and will have until April 27, 2011 to exercise all vested options.

Option Exercises and Stock Vested for Fiscal Year Ended January 2, 2011

	Option Awards
Name	Acquired on Exercise	Value Realized on Exercise (2)
Michael Gulett (1)	33,000	$63,574

(1)	Mr. Gulett resigned from Ikanos on April 27, 2010 and as part of his severance package received accelerated vesting in options to purchase 312,500 shares of stock. Mr. Gulett has until April 27, 2011 to exercise his options.
(2)	The value is equal to the fair market value of the stock less the price paid for each share of stock.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers received no benefits in fiscal year 2010 from us under defined pension or defined contribution plans other than the tax-qualified 401(k) plan. They also did not participate in any non-qualified deferred compensation plans.

POST-EMPLOYMENT/CHANGE-IN-CONTROL PAYMENTS

Individual Offer Letters and/or Employment Agreements

The following narratives and tables describe the payments and/or benefits that are payable by us to the named executive officers upon termination of employment or in the event of a change-in-control under various applicable scenarios pursuant to such named executive officer’s offer letter, equity grant agreements and/or employment agreement with us. The amounts provided in examples are estimates only and may not reflect the actual amounts payable to our named executive officers.

John H. Quigley –Dennis Bencala –James Murphy

Overview of Potential Post-Employment/Change-in-Control Benefits

Each of Messrs. Quigley, Bencala and Murphy are entitled to certain severance benefits upon termination of his respective employment with us in certain scenarios pursuant to his Offer Letter (collectively, the Quigley, Bencala and Murphy Offer Letters). The estimated potential severance benefits payable to Messrs. Quigley, Bencala and Murphy in the various termination scenarios are described below. The relevant definitions follow the tabular description.

If within 12 months following a Change of Control, Messrs. Quigley, Bencala or Murphy resign from his employment with us for Good Reason or we terminate their employment without Cause, Messrs. Quigley, Bencala or Murphy will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against us: severance pay equal to six months of his then current base salary on the date of termination; fifty percent (50%) of his annual target bonus for the year in which the termination occurs; accelerated vesting of all outstanding and unvested equity awards with respect to 50% of his then unvested portion of any such award; and reimbursement by us for payments made by Messrs. Quigley, Bencala or Murphy for health insurance benefits under COBRA for six months starting from the termination date or until Messrs. Quigley, Bencala or Murphy obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

Severance benefits are contingent upon Mr. Quigley, Mr. Bencala and Mr. Murphy executing and not revoking a standard settlement and release of claims agreement.

Estimated Value of Change in Control and Severance Benefits (1)

	NEO Terminated with Good Reason or without Cause Related to a Change in Control (2)
Compensation & Benefits	John H. Quigley	Dennis Bencala	James Murphy
Base Salary (3)	$175,000	$117,500	$117,500
Bonus (4)	$131,250	$58,750	$58,750
Acceleration of Vesting of Stock Options (5)	$19,500	$—	$—
Health Care Benefits (6)	$12,454	$12,454	$12,454

(1)	All amounts are estimated based on an assumed triggering date of January 2, 2011 and a per share price of $1.34 which was the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2010, which was the last trading day of the fiscal year ended January 2, 2011.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	Represents severance pay equal to six months of Mr. Quigley’s base salary of $350,000, Mr. Bencala’s base salary of $235,000 and Mr. Murphy’s base salary of $235,000, in effect as of January 2, 2011.

(4)	Represents 50% of the annual target bonus which for Mr. Quigley would be 37.5% of his base salary, for Mr. Bencala’s would be 25% of his base salary and for Mr. Murphy would be 25% of his base salary.
(5)	Represents the intrinsic value of the acceleration of 50% of outstanding and unvested options to purchase which would be 450,000 shares for Mr. Quigley, 150,000 shares for Mr. Bencala and 125,000 shares for Mr. Murphy as of January 2, 2011, which would accelerate and become exercisable. Messrs. Bencala and Murphy’s option exercise prices are higher than the fair market value of the stock on January 2, 2011.
(6)	Represents the premiums to be paid by us for six months continuation of health care benefits in effect as of January 2, 2011.

Definitions

The following are the definitions that are applicable to the Quigley, Bencala and Murphy Offer Letters:

“Cause” means: the executive’s failure to perform his assigned duties or responsibilities after notice thereof from us describing his failure to perform such duties or responsibilities; engaging in any act of dishonesty, fraud or misrepresentation; violation of any federal or state law or regulation directly applicable to our business; breach of any confidentiality agreement or invention assignment agreement between the executive and us; or being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: our acquisition by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing our domicile), unless the our stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by us of our securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or a sale of all or substantially all of our assets.

“Good Reason” means any of the following that occurs on or following a Change of Control and without the executive’s express written consent: a reduction of his duties, position or responsibilities; a reduction by us in his base salary as in effect immediately prior to such reduction; a material reduction by us in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or a material change in the geographic location at which he must perform services (in other words, his relocation to a facility or a location more than fifty (50) miles from his then present location).

Debajyoti Pal

Overview of Potential Post-Employment/Change-in-Control Benefits

Mr. Pal is entitled to certain severance benefits upon termination of his employment with us in certain scenarios pursuant to his offer letter (Pal Offer Letter).

If within 12 months following a Change of Control, Mr. Pal resigns from his employment with us for Good Reason, or we terminate his employment without Cause, then he will be entitled to receive the following severance: continuing payments of severance pay equal to twelve months of his then current base salary on the date of termination (or, if greater, as in effect immediately prior to the Change of Control), payable in accordance with our normal payroll procedures and subject to the usual, required withholding; 100% of Mr. Pal’s target bonus for the year in which the termination occurs (or, if greater, his target bonus as in effect immediately prior to the Change of Control), to be paid in equal installments over the twelve month period from the date of such termination, payable in accordance with our normal payroll procedures and subject to the usual, required withholding; accelerated vesting of outstanding and unvested equity awards with respect to that portion of the award that would have vested during the twelve month period following his date of termination if he had remained employed with us through such period; and provided Mr. Pal constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code, and Mr. Pal elects health insurance continuation coverage under COBRA within the time period prescribed pursuant to applicable law, we will reimburse his health insurance premiums until the earlier of twelve months or until he obtains substantially similar coverage under another employer’s group insurance plan.

In the event we terminate Mr. Pal’s employment with us without Cause and unrelated to a Change of Control, Mr. Pal will be entitled to receive continuing payments of severance pay equal to twelve months of his then current base salary on the date of termination, payable in accordance with our normal payroll procedures and subject to the usual, required withholding; 100% of his target bonus for the year in which the termination occurs, to be paid in equal installments over the twelve month period from the date of such termination on the same dates and pursuant to the same payroll policies that severance payments are made; accelerated vesting of outstanding and unvested equity awards with respect to that portion of the award that would have vested during the twelve month period following his date of termination if he had remained employed with us through such period; and provided Mr. Pal constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code, and Mr. Pal elects health insurance continuation coverage under COBRA within the time period prescribed pursuant to applicable law, we will reimburse his health insurance premiums until the earlier of twelve months or until Mr. Pal obtains substantially similar coverage under another employer’s group insurance plan.

Severance benefits are contingent upon Mr. Pal’s executing and not revoking a standard settlement and release of claims agreement.

Estimated Value of Change in Control and Severance Benefits (1)

	NEO Terminated With Good Reason or Without Cause Related to a Change in Control (2)		NEO Terminated Without Cause Unrelated to a Change in Control (3)
Compensation & Benefits
Base Salary	$260,000	(4)	$260,000	(8)
Bonus	$130,000	(5)	$130,000	(9)
Acceleration of Vesting of Stock Options	$4,333	(6)	$4,333	(10)
Health Care Benefits	$24,908	(7)	$24,908	(11)

(1)	All amounts are estimated based on an assumed triggering date of January 2, 2011 and a per share price of $1.34 which was the closing sales price of our common stock on the NASDAQ Global Market on December 31, 2010, which was the last trading day of the fiscal year ended January 2, 2011.
(2)	A termination related to a Change of Control is a termination that occurs during the twelve-month period following the Change of Control date.
(3)	A termination unrelated to a Change of Control is a termination that occurs prior to the Change of Control date or more than 12 months after a Change of Control.
(4)	Represents severance pay equal to twelve months of Mr. Pal’s base salary of $260,000 in effect as of January 2, 2011.
(5)	Represents 100% of Mr. Pal’s annual target bonus, which is equal to 50% of his base salary.
(6)	Represents the intrinsic value of outstanding and unvested options that would vest within twelve months for Mr. Pal, to purchase 133,333 shares as of January 2, 2011, which would accelerate and become exercisable. Some of Mr. Pal’s option prices are higher than the fair market value of the stock on January 2, 2011.
(7)	Represents the premiums to be paid by us for twelve months for Mr. Pal for continuation of health care benefits in effect as of January 2, 2011.
(8)	Represents severance pay equal to twelve months of Mr. Pal’s base salary of $260,000 in effect as of January 2, 2011.
(9)	Represents 100% of Mr. Pal’s annual target bonus, which is equal to 50% of his base salary.

(10)	Represents the intrinsic value of outstanding and unvested options that would vest within twelve months for Mr. Pal, to purchase 133,333 shares as of January 2, 2011, which would accelerate and become exercisable. Some of Mr. Pal’s option prices are higher than the fair market value of the stock on January 2, 2011.
(11)	Represents the premiums to be paid by us for twelve months for Mr. Pal for continuation of health care benefits in effect as of January 2, 2011.

Definitions

The following are the definitions that are applicable to the Pal Offer Letter:

“Cause” means: the executive’s failure to perform his assigned duties or responsibilities after written notice thereof from us describing his failure to perform such duties or responsibilities and his inability to correct such failure within thirty (30) days after such written notice; engaging in any act of dishonesty, fraud or misrepresentation; intentional violation of any federal or state law or regulation directly applicable to our business; breach of any confidentiality agreement or invention assignment agreement between the executive and us; or the executive being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” means either: our acquisition by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing our domicile), unless the our stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by us of our securities for the purposes of raising additional funds will not constitute a Change of Control under the Pal Offer Letter); or a sale of all or substantially all of our assets.

“Good Reason” means any of the following that occurs on or following a Change of Control and without the executive’s express written consent: a material reduction of his duties, position or responsibilities; a material reduction by us in his base salary as in effect immediately prior to such reduction; a material reduction by us in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or a material change in the geographic location at which he must perform services (in other words, relocation to a facility or a location more than fifty (50) miles from his then present location); provided, however, that before the executive may terminate his employment for Good Reason, the executive must provide written notice to us, within 90 days of the initial existence of the Good Reason condition, setting forth the reasons for his intention to terminate his employment for Good Reason and we must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation be deemed to be for Good Reason if it is made more than 12 months following the initial occurrence of any of the events that otherwise would constitute Good Reason under the Pal Offer Letter.

Michael Gulett, Former President & Chief Executive Officer

Mr. Gulett resigned from Ikanos effective as of April 27, 2010. In connection with Mr. Gulett’s departure, we and Mr. Gulett entered into a Separation and Release Agreement dated April 30, 2010 (the Gulett Separation Agreement) pursuant to which Mr. Gulett agreed to execute a release of claims against us.

Pursuant to the Gulett Separation Agreement, we agreed to pay Mr. Gulett a severance payment of $800,000 paid in equal installments over a 12 month period from May 2010 to April 2011. We also agreed to pay the cost of Mr. Gulett’s health insurance benefits under COBRA through April 30, 2011, or until he becomes eligible for group insurance benefits from another employer. The health insurance expense incurred in the fiscal year 2010 was $8,213 and could increase an additional $5,866 if paid through April 30, 2011. In addition, we accelerated the vesting of options to purchase 312,500 shares of stock, subject to restrictions on the ability to sell more than 50,000 shares of stock acquired from the option in a single day, and we agreed to repurchase 50,000 shares of our common stock at a purchase price of $2.68 (such shares having previously been issued to Mr. Gulett as part of his incentive compensation in fiscal year 2009).

Cory Sindelar, Former Chief Financial Officer

Mr. Sindelar resigned from Ikanos effective as of July 30, 2010. In connection with Mr. Sindelar’s departure, we and Mr. Sindelar entered into a Separation and Release Agreement on July 15, 2010 (the Sindelar Separation Agreement) pursuant to which Mr. Sindelar agreed to execute a release of claims against us.

Pursuant to the Sindelar Separation Agreement, we agreed to pay Mr. Sindelar a lump sum severance payment of $150,000. We also agreed to pay the cost of Mr. Sindelar’s health insurance benefits under COBRA through March 31, 2011, or until he becomes eligible for group insurance benefits from another employer. The health insurance expense incurred in the fiscal year 2010 was $15,960 and could increase an additional $5,985 if paid through March 31, 2011.

Bernard Glasauer, Former Vice President of Operations

Mr. Glasauer resigned from Ikanos effective as of March 31, 2011. In connection with Mr. Glasauer’s departure, we and Mr. Glasauer entered into a Separation and Release Agreement on April 15, 2011 (the Glasauer Separation Agreement) pursuant to which Mr. Glasauer agreed to execute a release of claims against us.

Pursuant to the Glasauer Separation Agreement, we agreed to pay Mr. Glasauer a lump sum severance payment of $183,750. We also agreed to pay the cost of Mr. Glasauer’s health insurance benefits under COBRA through September 30, 2011, or until he becomes eligible for group insurance benefits from another employer and we accelerated vesting to any outstanding and unvested equity awards with respect to that portion of the award that would have vested during the six-month period following Mr. Glasauer’s date of termination. All separation payments will be made during the fiscal year 2011.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership of our securities on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met, except there were two late Form 3 filings, one for Mr. Pal and another for Mr. Murphy, and three late Form 4 filings, one for each of Mr. Garen, Mr. Quigley and Mr. Smaha.

Certain Relationships and Related Person Transactions

In addition to the compensation arrangements with directors and executive officers and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since December 28, 2008 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Sale of Equity Securities

Entities affiliated with Tallwood purchased 5,616,475 shares of our common stock at a purchase price of $1.05 per share in our underwritten public offering which closed in November 2010.

Securities Purchase Agreement

On April 21, 2009, we entered into a Securities Purchase Agreement (the SPA) with the Tallwood Investors pursuant to which we agreed to sell and the Tallwood Investors agreed to purchase 24,000,000 shares of our common stock and 1 share of Series A Preferred Stock to Tallwood for $42,000,000. We also issued warrants to the Tallwood Investors to purchase an aggregate of 7,800,000 shares of our common stock at the exercise price of $1.75 (Warrants), which expire five years after the issuance date. The common stock owned by Tallwood Investors represented approximately 43% of the outstanding shares of our common stock (excluding the exercise of Warrants) as of March 10, 2011. Assuming the full exercise of the Warrants, the common stock owned by the Tallwood Investors would represent 49% of the outstanding shares of our common stock.

Stockholder Agreement

Pursuant to the SPA, we also entered into a Stockholder Agreement with the Tallwood Investors pursuant to which, following the closing of the transactions contemplated by the SPA:

•

the Tallwood Investors have agreed to vote any shares of common stock representing voting power in excess of the 35% of the common stock outstanding, proportionately as all other our stockholders vote;

•

the Tallwood Investors have agreed to vote all shares of common stock they hold proportionately with respect to the election of the directors other than the directors elected by the Tallwood Investors;

•

for a period of two years, the Tallwood Investors have agreed to certain standstill restrictions, including, without limitation, restrictions on the acquisition of additional Ikanos securities and effecting a change of control of Ikanos or a change in our Board;

•	the Tallwood Investors have agreed to certain restrictions on the transfer of the common stock and Series A Preferred Stock issuable under the SPA;

•	we have agreed to give the Tallwood Investors certain preemptive rights to purchase securities that we issue, subject to customary exceptions; and

•

we have registered the common stock held by the Tallwood Investors and the common stock issuable upon exercise of the Warrants on a shelf registration statement and have granted the Tallwood Investors certain customary “piggy-back” registration rights related to future registration statements.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating and Corporate Governance Committee is responsible for the review, approval and ratification of transactions with related persons. Specifically, the Nominating and Corporate Governance Committee has the authority to:

•	Review and monitor our Code of Business Conduct and Ethics and our Code of Ethics for Principal Executive and Senior Financial Officers;

•	Consider questions of possible conflicts of interest of members of our Board and corporate officers; and

•

Review actual and potential conflicts of interest of members of our Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest. In performing its responsibilities, the Nominating and Corporate Governance Committee shall have the authority to hire and obtain advice, reports or opinions from internal or external counsel and expert advisors.

Indemnification and Insurance

We have entered into an indemnification agreement with each of our directors and executive officers and have purchased directors’ and officers’ liability insurance. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ikanos under the Securities Act of 1933 or the Exchange Act.

The Audit Committee of our Board serves as the representative of our Board for general oversight of our financial accounting and reporting process, our system of internal financial control, audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm (independent auditors), PricewaterhouseCoopers LLP, are responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements and the audit of the effectiveness of our internal control over financial reporting with our management and independent auditors, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380), as adopted by the PCAOB in Rule 3200T.

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, for filing with the SEC.

Our Board has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.ikanos.com. The information contained on our website does not form any part of this proxy statement. Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market and the federal securities laws.

Respectfully submitted on April 11, 2011, by the members of the Audit Committee of our Board:

Frederick Lax - Chairman

Danial Faizullabhoy

R. Douglas Norby

James Smaha

OTHER MATTERS

As of the date hereof, our Board is not aware of any other matters to be submitted at the Annual Meeting. No proposals were received from stockholders prior to the deadline set forth in our Bylaws. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board recommends or as they otherwise deem advisable.

THE BOARD OF DIRECTORS

Fremont, California

April 26, 2011

Annex I

RESTATED CERTIFICATE OF INCORPORATION

OF

IKANOS COMMUNICATIONS, INC.

IKANOS COMMUNICATIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 9, 2004;

SECOND: The Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Secretary on                     , 2011.

IKANOS COMMUNICATIONS, INC.

By:
Dennis Bencala Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

IKANOS COMMUNICATIONS, INC.

ARTICLE I

The name of this corporation is Ikanos Communications, Inc. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation shall have authority to issue is one hundred fifty one million (151,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.

The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

C. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the Board, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

A. The provisions of this paragraph shall be subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The number of directors which constitute the Board of Directors of the Corporation shall be as designated or provided for in the Bylaws of the Corporation.

The Board shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statue, by this Certificate or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

ARTICLE X

The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VIII, Article IX or Article X.

Annex II

IKANOS COMMUNICATIONS, INC.

AMENDED AND RESTATED

2004 EQUITY INCENTIVE PLAN

(as amended and restated through                     , 2011)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and Deferred Stock Units.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or Deferred Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Ikanos Communications, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Deferred Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Sections 4 and 11 of the Plan.

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, or cash, or (ii) the exercise price of an outstanding Award is reduced. The Administrator, in its sole discretion, will determine the terms and conditions of any Exchange Program, except that approval of the holders of a majority of the Company’s outstanding common stock shall be required for any Exchange Program in which (x) outstanding awards are surrendered or cancelled for awards of cash, or (y) the exercise price of outstanding awards is reduced.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Inside Director” means a Director who is an Employee.

(w) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a stock option granted pursuant to the Plan.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award.

(cc) “Performance Goals” will have the meaning set forth in Section 13 of the Plan.

(dd) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(ee) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ff) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(gg) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh) “Plan” means this 2004 Equity Incentive Plan.

(ii) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(jj) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 7 of the Plan or issued pursuant to the early exercise of an Option.

(kk) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm) “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(pp) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

(qq) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is (i) the number of Shares which have been reserved but not issued under the Company’s 1999 Stock Plan (the “1999 Plan”) as of the Registration Date, (ii) any Shares returned to the 1999 Plan as a result of termination of options or repurchase of Shares issued under such plan on or following the Registration Date, (iii) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2006, equal to the least of (A) 4.4% of the outstanding Shares on such date, (B) 3,000,000 Shares, or (C) an amount determined by the Board, (iv) 5,500,000 Shares added to the Plan as part of our Special Meeting of Stockholder held on August 21, 2009 and (v) 4,000,000 Shares added to the Plan as part of our Special Meeting of Stockholder held on June 7, 2011. Notwithstanding the foregoing, or any other provision of the Plan, the 5,500,000 approved at the August 21, 2009 Special Meeting of Stockholders may only be used for awards of stock options and stock appreciation rights and are not permitted to be used for awards of restricted stock, restricted stock units, or performance shares/units. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, only Shares actually issued pursuant to an SAR will cease to be available under the Plan; all remaining Shares under SARs will remain available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and/or exercise price of an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be necessary or desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it under the Plan. Such delegation may be revoked at any time. The Administrator may not delegate authority with respect to Awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of Common Stock covered by such Award shall have declined since the date the Award was granted (however, the reduction of the exercise price of a grant made under the terms of this Plan is subject to stockholder approval);

(vii) to institute an Exchange Program;

(viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws (including qualifying for preferred tax treatment under applicable foreign tax laws);

(x) to modify or amend each Award (subject to Section 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(xi) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 17;

(xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiv) to determine whether Awards will be settled in Shares, cash, or in any combination thereof; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Any Employees who are officers of Ikanos within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, are only eligible to receive awards of stock options and stock appreciation rights under the Plan and are not eligible to receive awards of restricted stock, restricted stock units, or performance shares/units.

6. Stock Options.

(a) Limitations.

(i) Designation as Incentive Stock Option; $100,000 Limitation. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Number of Shares. The Administrator will have complete discretion to determine the number of Shares that may be granted pursuant to Options granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, Options covering more than 500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted Options covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16. In addition, if an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 16), the cancelled Option will be counted against the numerical share limits set forth above.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

c) Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator. In the case of a Nonstatutory Stock Option, whether or not intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Law, may consist entirely of: (1) cash; (2) check; (3) other Shares that meet conditions established by the Administrator to avoid averse accounting consequences (as determined by the Administrator); (4) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (5) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (6) any combination of the foregoing methods of payment; or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws. For the avoidance of doubt, promissory notes and loans are not permissible forms of consideration for exercising Options granted under the Amended Plan.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available under the Option by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 200,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 200,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again shall be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, SARs covering more than 500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 16), the cancelled SAR will be counted against the numerical share limits set forth above.

(c) Exercise Price and Other Terms. SARs granted under the Plan will have an exercise price that is no less than one hundred percent (100%) of the fair market value per share of Ikanos common stock on the date of grant. In all other respects, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $1,000,000, and (ii) no Participant will receive more than 200,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 300,000 Performance Shares and Performance Units having an initial value up to an additional $1,000,000.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals (including solely continued service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Units, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units may be settled, at the discretion of the Administrator, in cash, Shares, or any combination thereof.

12. Formula Option Grants to Outside Directors. All grants of Options to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) Type of Option. All Options granted pursuant to this Section will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(b) No Discretion. No person will have any discretion to select which Outside Directors will be granted Options under this Section or to determine the number of Shares to be covered by such Options (except as provided in Sections 12(g) and 16).

(c) First Option. Effective in December 2009, each person who first becomes an Outside Director following the Registration Date will be automatically granted an Option to purchase 45,000 Shares (the “First Option”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive a First Option.

(d) Subsequent Option. Effective in December 2009, on each date of the annual meeting of the stockholders of the Company, each Outside Director will be automatically granted an Option to purchase 10,000 shares if such Outside Director has served on the Board for at least one year as of the date of grant, 15,000 shares if such Outside Director has served on the Board for at least two years as of the date of grant, 20,000 shares if such Outside Director has served on the Board for at least three years as of the date of grant, and 25,000 shares if such Outside Director has served on the Board for at least four years as of the date of grant (a “Subsequent Option”).

(e) Terms. The terms of each Option granted pursuant to this Section in or after December 2009 will be as follows:

(i) The term of the Option will be seven (7) years.

(ii) The exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant of the Option.

(iii) Subject to Section 16, the First Option will vest and become exercisable as to one-third of the Shares on the first anniversary of the date of grant and 1/12th of the Shares each quarter thereafter on the same day of the month as the date of grant, provided that the Participant continues to serve as a Director through each such date.

(iv) Subject to Section 16, the Subsequent Option will vest and become exercisable as to 1/12th of the shares each month following the date of grant, provided that the Participant continues to serve as a Director through such date.

(f) Exercise of Options. The rules of Sections 6(d) also will apply to Options granted pursuant to this Section 12. To the extent that the Participant was not entitled to exercise an Option on the date of termination, or if he or she does not exercise an Option (to the extent otherwise so entitled) granted pursuant to this Section 12 within the time specified in the applicable Award Agreement, the Option shall terminate. Outside Directors may not use promissory notes or loans as consideration for exercising options to purchase Ikanos common stock granted pursuant to the terms of Section 12 of the Plan.

(g) Adjustments. The Administrator in its discretion may change and otherwise revise the terms of Options granted under this Section 12, including, without limitation, the number of Shares subject thereto, or change the type of Award to be granted under this Section 12, for Options or Awards granted on or after the date the Administrator determines to make any such change or revision.

13. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 13 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 13.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) cash position, (ii) earnings per Share, (iii) net income, (iv) operating cash flow, (v) operating expenses, (vi) operating income, (vii) product revenues, (viii) profit after-tax, (ix) profit before-tax, (x) return on assets, (xi) return on equity, (xii) return on sales, (xiii) revenue, (xiv) revenue growth, and (xv) total stockholder return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

14. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one (1) day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that the Administrator (in its sole discretion) determines an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan, the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3, 6, 7, 8, 9, and 10, and the number of Shares issuable pursuant to the formula option grants to Outside Directors under Section 11.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent an Award has not been previously exercised or settled, the Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) Stock Options and SARS. In the event of a merger or Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which the Award would not otherwise be vested or exercisable. If an Option or SAR is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period from the date of such notice as the Administrator may determine, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units. In the event of a merger or Change in Control, each outstanding Award of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Deferred Stock Units shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute for the Award, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, and Deferred Stock Unit award shall be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award (or in the case of Restricted Stock Units and Performance Units, the number of implied Shares determined by dividing the value of the Restricted Stock Units and Performance Units, as applicable, by the per Share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(iii) Outside Director Awards. Notwithstanding any provision of Section 16(c)(i) or 16(c)(ii) to the contrary, with respect to Awards granted to an Outside Director that are assumed or substituted for, if on or following the date of such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquiror), then the Participant will fully vest in and have the right to exercise his or her Options and Stock Appreciation Rights as to all of the Awarded Stock, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units and Deferred Stock Units, as applicable, will lapse, and, with respect to Performance Shares and Performance Units (and related Deferred Stock Units), all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

17. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

18. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20. Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise, receipt, or settlement of an Award, the Company may require the person exercising or receiving such Award or settlement to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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M35189-P11944 KEEP THIS PORTION FOR YOUR RECORDS

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IKANOS COMMUNICATIONS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following:

1. Election of Directors 0 0 0

Nominees:

01) John H. Quigley 02) R. Douglas Norby

The Board of Directors recommends you vote FOR the For Against Abstain following proposal:

2. Ratification of the appointment of 0 0 0 The Board of Directors recommends you vote FOR the For Against Abstain

PricewaterhouseCoopers LLP as our independent following proposal: registered public accounting firm (independent auditors) for the fiscal year ending January 1, 2012. 5. Advisory vote on our executive compensation. 0 0 0

The Board of Directors recommends you vote FOR the For Against Abstain The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain following proposal: FOR a 3 year frequency:

3. Approval of the Restated Certificate of Incorporation to

6. Advisory vote on the frequency of holding an increase the number of authorized shares of our common 0 0 0 0 0 0 0 advisory vote on our executive compensation. stock from 99,000,000 to 150,000,000.

The Board of Directors recommends you vote FOR the For Against Abstain

NOTE: In their discretion, the Proxies are authorized following proposal: to vote upon such other business as may properly

4. Approval of an amendment to our Amended and 0 0 0 come before the meeting or any adjournment thereof. Restated 2004 Equity Incentive Plan (Plan) to increase the number of shares of our common stock reserved for issuance under the Plan by 4,000,000 shares.

For address changes and/or comments, please check this box and 0 write them on the back where indicated.

Please indicate if you plan to attend this meeting. 0 0

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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M35190-P11944

IKANOS COMMUNICATIONS, INC. 2011 Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors of Ikanos Communications, Inc.

The undersigned stockholder of Ikanos Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 26, 2011, and hereby appoints John H. Quigley and Dennis Bencala, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 annual meeting of stockholders of Ikanos Communications, Inc. to be held on Tuesday, June 7, 2011, at 1:30 p.m., Pacific Time, at 47669 Fremont Boulevard, Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, “FOR” THE RATIFICATION OF OUR INDEPENDENT AUDITORS, “FOR” APPROVAL OF THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK FROM 99,000,000 TO 150,000,000, “FOR” APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN (PLAN) TO INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY 4,000,000 SHARES, “FOR” AN ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION, “FOR” THREE YEARS FOR THIS ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side